Exhibit 10.1

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Executed Version

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

entered into by and between,

as Buyer,

VITRU Brasil Empreendimentos, Participações e Comércio S.A.

and, as Sellers,

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

and also, as intervening consenting party,

CESUMAR - Centro de Ensino Superior de Maringá Ltda.

on

August 23, 2021

QUOTA PURCHASE AGREEMENT AND OTHER COVENANTS

This Quota Purchase Agreement and Other Covenants (the “Agreement”) is entered into by and between, on one hand:

(1)       VITRU BRASIL EMPREENDIMENTOS, PARTICIPAÇÕES E COMÉRCIO S.A., a privately-held corporation enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No. 20.512.706/0001-40, with principal place of business in the City of Florianópolis, State of Santa Catarina, at Rodovia Jose Carlos Daux, No. 5500, 2nd floor, Tower Jurere A, Suite T, Saco Grande, Postal Code (CEP) 88.032-005 (the “Buyer”);

And, on the other hand:

(2)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by her lawful attorney-in-fact ("[**]");

(3)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by her lawful attorney-in-fact (“[**]”);

(4)       [**], a Brazilian citizen,[**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No.[**], resident and domiciled at [**] (“[**]”);

(5)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(6)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(7)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**] ("[**]");

(8)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by her lawful attorney-in-fact ("[**]");

(9)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(10)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(11)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact (“[**]” and, together with [**], [**], [**] and [**], the “[**]”);

(12)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**] ("[**]");

(13)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by her lawful attorney-in-fact ("[**]");

(14)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(15)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact ("[**]");

(16)       [**], a Brazilian citizen, [**], born [**], bearer of Civil Identity Card (RG) No. [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**] ("[**]");

(17)       [**], a Brazilian citizen, [**], born [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**] ("[**]");

(18)       [**], a Brazilian citizen, [**], born [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by her lawful attorney-in-fact ("[**]");

(19)       [**], a Brazilian citizen, [**], bearer of Civil Identity Card (RG) No. [**], issued on [**], duly enrolled with the Individual Taxpayers Register of the Ministry of Economy (CPF/ME) under No. [**], resident and domiciled at [**], represented herein by his lawful attorney-in-fact (“[**]” and, together with [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**], [**] and [**] , the “Sellers”);

The Buyer and the Sellers are collectively referred to as the “Parties,” and each individually and indistinctly as a “Party”;

And, as intervening consenting party:

(20)       CENTRO DE ENSINO SUPERIOR DE MARINGÁ LTDA., a limited liability company with principal place of business in the City of Maringá, State of Paraná, at Avenida Guedner, No. 1610, Zone 08, Postal Code (CEP) 87050-390, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No. 79.265.617/0001-99, represented herein in accordance with its articles of association (the “Company”);

And, as guarantor and jointly and severally liable with the Buyer:

(21)       VITRU LIMITED, a publicly-held corporation traded on the US stock exchange NASDAQ, with principal place of business in the Cayman Islands, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No. 38.237.205/0001-68, represented herein in accordance with its corporate documents (the “Guarantor”).

WHEREAS:

(A)       As of the date hereof, the Sellers hold all the quotas issued by the Company, which represent the entirety of the share capital of the Company (the “Quotas”), and, except as described in Exhibit A, all the Quotas have been fully subscribed and paid up and are free and clear of any Liens;

(B)       The Company is engaged in the education industry, specifically as sponsor of a higher education institution of the university academy type, in both in-person and distance formats, and develops its operation on the Properties (as defined below);

(C)       The Buyer is a higher education institution focused on distance and hybrid teaching in Brazil for undergraduate and graduate students and controlled by the Guarantor, which is a publicly-held corporation traded on Nasdaq; and

(D)       Subject to satisfaction of the conditions precedent established below in this Agreement, the Buyer is willing to purchase from the Sellers, who in turn are willing to sell to the Buyer, all the Quotas in accordance with the terms and conditions set forth in this Agreement (the “Transaction”),

NOW, THEREFORE, the Parties have resolved to enter into this Agreement, which shall be governed by the following terms and conditions:

1.       DEFINITIONS AND INTERPRETATION

1.1    Definitions. For the purposes of this Agreement, the terms used herein or in the Exhibits hereto shall have the following meanings:

“Affiliate” means, in reference to a certain Person, any other Person that directly or indirectly Controls it, is Controlled by it, or is under common Control with it.

“CADE Approval” means the approval for the consummation of the Transaction issued by the Brazilian Antitrust Authority (CADE).

“Government Authority” means any entity, agency, instrumentality, or authority, whether governmental or private but vested with government, regulatory, or administrative duties, professional entity, civil registry, registry of commerce, or notary public, as well as any court, judicial authority, or arbitral tribunal.

“B3” means B3 S.A. – Brasil, Bolsa e Balcão.

“BR GAAP” means the accounting principles generally accepted and in force in the Federative Republic of Brazil under the Corporation Law; the accounting standards established by the Federal Accounting Council (CFC), by Instituto dos Auditores Independentes do Brasil (IBRACON), by resolution of the Federal Accounting Council (CFC), or by any other Person that may replace them or which is vested with authority to issue resolutions relating to accounting matters.

“Cash” means, in reference to a Person, its immediately available cash and cash equivalents and immediately liquid financial investments, in each case available and free from any and all Liens as of the base date referred to. Additionally, credit card receivables shall also be understood as Cash.

“Minimum Cash” means a total amount of twenty million Reais (R$20,000,000.00), corresponding to the aggregate cash and cash equivalents and immediately (D+1) liquid financial investments of the Company (except judicial deposits).

“Working Capital” means the aggregate sum of the current assets less the aggregate sum of current liabilities of the Company as of the relevant base date, without taking into account (i) any accounts already contemplated in the calculation of Net Indebtedness, (ii) provisions for contingencies, (iii) provisions for bad debts, which are to be deducted from Accounts Receivable line item, and (iv) accounts with Related Parties whose business relationship is terminated by the Closing Date, in accordance with the provisions of Sections 13.1 and 13.5.6. Additionally, [**] shall be computed in the calculation of Working Capital, and the remission of debts owed [**] in the amount of up to [**] Reais (R$[**]), to be carried out prior to the Closing Date, in accordance with the provisions of Section 13.1, shall be discounted.

“Civil Code” means law No. 10.406 of January 10, 2002, as amended from time to time.

“Code of Civil Procedure” means law No. 13.105 of March 16, 2015, as amended from time to time.

“SOEDMAR Lease Agreement” means a non-residential lease agreement entered into by and between the Company, on one hand, and SOEDMAR – Sociedade Educacional de Maringá Ltda., a limited liability company with principal place of business in the City of Maringá, State of Paraná, at Rua José Moreno Júnior, No. 265, Jardim Aclimação, Postal Code (CEP) 87050-710, enrolled with the National Corporate Taxpayers Register of the Ministry of Economy (CNPJ/ME) under No.

80.888.357/0001-97, on the other hand, on the Closing Date.

“Material Agreements” means all the agreements entered into by the Company in force as of the date hereof (i) which involve an amount equal to or greater than [**] Reais (R$[**]) within a period of twelve (12) months and (ii) the purpose of which is the performance of activities relating to education, research, or the teaching system used by the Sellers and relating to the Company and to its sponsored entities, including agreements with sponsors of Distance Education (EAD) in-person centers, teaching or research entities, and faculty.

“Control” means the direct or indirect power to direct or cause the direction of the management or policies (whether by holding securities or any other partnership or interest, by contract, or otherwise) of a Person, either individually or together with third parties.

“Normal Course of Business” means, in reference to the Company, its routine and related operations (including operations with its students, service providers, and suppliers), whether of a financial, commercial, or other nature, conducted in accordance with the Law and in a manner consistent with its Articles of Association (and other internal regulations), in a commercially reasonable and workmanlike manner, without extraordinary features, and consistent in nature, scope, and magnitude with the actions usually taken, without any separate or special authorization, in the daily operations of other Persons engaged in the Business and with its past practice.

“CVM” means the Brazilian Securities Commission.

“Personal Data” means any information relating to an identified or identifiable individual (such as employees and students of the Company or any other individuals), including any sensitive data, i.e. personal data on racial or ethnic origin, religious persuasion, political opinion, affiliation to a trade union or organization of a religious, philosophical, or political nature, data relating to health or sexual life, and genetic or biometric data, when linked to a natural person, which is processed by Company or by any third party on behalf of the Company. Data processing is understood as any operation carried out with personal data, such as collection, production, receipt, categorization, use, access, reproduction, transmission, distribution, processing, archiving, storage, deletion, assessment, or control of information, modification, communication, transfer, broadcast, or extraction.

“Closing Date” means the date when the actions listed in Section 7.2 below are taken.

“Claim” means any administrative, arbitral, or judicial case or proceeding, judicial or administrative investigation, and/or notice of violation of any nature (including, without limitation, of a corporate, contractual, commercial, administrative, regulatory, tax, civil, labor, social-security, criminal, and/or environmental nature), as well as any extrajudicial notice or collection (whether physical or electronic and whether delivered by a notary public or accompanied by an acknowledgement of receipt or return receipt of any nature).

“Financial Statements” means the financial statements of the Company as of March 31, 2021.

“Business Day” means any day on which commercial banks are simultaneously required to open in the City of São Paulo, State of São Paulo, in the City of Maringá, State of Paraná, and in the City of Florianópolis, State of Santa Catarina.

“Specialized Firm” means Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG, or EY (Ernst & Young).

“Indebtedness” means, in reference to a Person, (i) all overdue and not yet due long- and short-term debts, including with financial institutions, (ii) all short- and long-term loans and financings with financial institutions, (iii) dividends or interest on equity declared but not paid, (iv) all overdue debts or accounts payable, (v) all advanced account receivable, and (vi) any operating and/or financial lease transactions in force; provided that real property rents not yet due shall not be understood as lease transactions.

“Net Indebtedness” means, in reference to the Company, its Indebtedness deducted from its Cash as of a same base date.

“INPI” means the Brazilian Patent and Trademark Office.

“Law” means any law, regulation, order, court writ, provisional remedy, or ruling not subject to appeal, normative instruction, guiding opinion, circular, ordinance, decree, or any administrative, judicial or arbitral act issued by any Government Authority.

“Corporation Law” means law No. 6.404 of December 15, 1976, as amended from time to time.

“MEC” means the Ministry of Education and Culture.

“Business” means the provision of undergraduate and graduate (both for non-degree and degree qualifications) higher education services, both in-person and distance (of the Distance Education (EAD) type), as well as open courses. The definition of Business excludes, for all the purposes of this Agreement, secondary, primary, or elementary education activities.

“Lien” means, in reference to any property or asset, any mortgage, fiduciary assignment, pledge, usufruct, security interest, charge, lien, trust, fiduciary sale, attachment, levy of execution, usurpation, option, right of first refusal, right of first offer, easement, voting trust, restriction on transfer, or other restraint on such property or asset.

“Indemnified Party” means a Party that has the right to receive indemnity from an Indemnifying Party under this Agreement.

“Buyer Indemnified Parties” means the Buyer and/or its Related Parties, their respective employees, representatives, and agents, and their respective successors and permitted assigns.

“Sellers Indemnified Parties” means the Sellers and/or their Related Parties, their respective employees, representatives, and agents, and their respective successors and permitted assigns.

“Indemnifying Party” means any Party required to pay indemnity to another Person for losses suffered by the latter in accordance with the provisions of the Agreement.

“Related Parties” means, in reference to a Person, as applicable, (i) any entity which is a direct or indirect Affiliate of such Person or (ii) any individual who is a manager of such Person or of its Affiliates. If a Person is an individual, his/her Related Parties shall include his/her spouses, life partners living in a civil partnership, ascendants, descendants, successors, and relatives within the second (2nd) degree. After the Closing Date, the Company shall be deemed a Buyer Related Party for all the purposes of this Agreement, and, until the Closing Date, the Company shall be deemed a Sellers Related Party.

“Loss” means, if indemnifiable under this Agreement and actually suffered, incurred, and/or disbursed, any and all losses, damages, penalties, fines, costs, and expenses (including reasonable attorney’s, accountant’s and expert’s fees, judicial deposits, and any other required or requested guarantees) that are actually incurred by such Person based on a final and unappealable decision or award rendered by a Government Authority or otherwise acknowledged by the Parties, as well as inflation adjustment, default and/or compensatory interest, fines, and any other additions and/or penalties. The definition of Loss expressly excludes (i) indirect or consequential damages, (ii) direct and/or indirect loss of profits (except loss of profits arising from Third-Party Claims which are acknowledged as due under a judicial or arbitral decision, as the case may be), (iii) internal costs of the Indemnified Party with the administration and handling of Claims, (iv) loss of opportunity and/or chance, (v) any and all types of punitive damages, and (vi) impairments or losses of a merely accounting nature or arising from an accounting reclassification (even if recommended under the BR GAAP).

“Person” means any individual or legal entity, partnership, association, trust, organization, Government Authority, or other entity of any type, whether incorporated or unincorporated, including any successors or assigns of such Person.

“Centers” means any of the existing distance education centers engaged by the Company (or eventually engaged by the Company by the Closing Date), whether accredited or unaccredited, to apply the distance education system developed and provided by the Company.

“SELIC” means the Special Settlement and Custody System (SELIC) rate, as defined by the Central Bank of Brazil Monetary Policy Committee (COPOM).

“E-MEC System” means the MEC’s E-MEC electronic system available online at https://emec.mec.gov.br/.

“Supervening Amounts” means any amount or credit received by, or judicial deposit inuring to the benefit of or relating to, the Company as a result of underlying events prior to the Closing Date on any account, including the amount of any benefit resulting from offsetting of Taxes or of any debts.

“Territory” means (i) the national territory, for distance higher (undergraduate and graduate) education activities, and (ii) for in-person higher education activities, the Cities where the Company develops in-person higher (undergraduate and graduate) education activities as of the Closing Date.

“Taxes” means any and all national, federal, state, local, and foreign taxes, imposts, fees, dues, and government charges (including any interest, fines, assessments,

penalties, or additions to such taxes).

1.2.    Other Defined Terms. In addition to the terms defined in Section 1.1 above, the following terms are defined elsewhere in this Agreement:

Defined Term	Section
“Withheld Shares”	3.1(c)(ii)
“Released Withheld Shares”	4.1
“Price Adjustment”	5.2.1
“Amendment to the Articles of Association”	7.2(h)
“Amendment to the SOEDMAR Lease Agreement”	5.5
“Closing Balance Sheet”	5.3
“Chamber”	16.3.1
"[**]"	Preamble
“Base Working Capital”	5.1
“Confirmed Working Capital”	5.2
"[**]"	Preamble
"[**]"	Preamble
“Basket”	10.7
“Recurring Basket”	10.8
“Spin-off”	13.6
"[**]"	Preamble
"[**]"	Preamble
"[**]"	Preamble
“Buyer”	Preamble
“Conditions Precedent”	6.1
“Dispute”	16.2
“Escrow Account”	4.4
“Non-Competition Obligation Consideration”	13.5.1
“Agreement”	Preamble
“Escrow Agreement”	4.4
“Lease Agreements”	8.2.17
“Supervening Amount Credit”	10.4
“Closing Date”	7.1
“Deadline”	6.6
“De Minimis”	10.6
“Sellers’ Main Representations and Warranties”	8.1
“Operating Representations and Warranties”	8.2
“Third-Party Claim”	11.1
“Direct Claim”	11.2
“Base Net Indebtedness”	5.1

Defined Term	Section
“Confirmed Net Indebtedness”	5.2
"[**]"	Preamble
“Closing”	7.1
"[**]"	Preamble
“Price Adjustment Payment Forms”	5.3.3.1
“Forms”	9.1.8
“Guarantor”	Preamble
“Indemnity Events”	10.2
“Properties”	8.2.17
“Confidential Information”	14.1
"[**]"	Preamble
“Licenses”	8.2.15
“Indemnity Aggregate Maximum Limit”	10.10
"[**]"	Preamble
"[**]"	Preamble
"[**]"	Preamble
“Accumulated Losses Amount”	10.7.1
"[**]"	Preamble
“Losses Monitoring Notice”	10.7.1
“Supervening Amounts Monitoring Notice”	10.4.2
“Price Adjustment Notice”	5.3
“Dispute Notice”	16.2
“Third-Party Claim Notice”	11.1
“Direct Claim Notice”	11.2
“Notice of Disagreement”	5.3.3.2
“Closing Notice”	6.4
“Confidentiality Obligation”	14.1
“Non-Competition Obligation”	13.5
“Transaction”	Whereas clause (D)
“Related Parties Transactions”	8.2.13
“Reduced Basket Payment”	10.9
“Basket Payment”	10.7.4
“Term Installment”	3.1(b)
“Cash Installment”	3.1(a)
“Party” or “Parties”	Preamble
“Parties Involved”	16.2
“Equity Interest”	3.1(a)
“Remedy Term”	13.5.3
“Purchase Price”	3.1
“Price in Shares”	3.1(c)

Defined Term	Section
“Price in Shares on Demand”	3.1(c)(i)
“Price in Currency”	3.1(b)
“Tax Programs”	11.1.6
“Intellectual Property”	8.2.12(a)
“Quotas”	Whereas clause (A)
“Regulations”	16.3.2
“Specialized Firm Report”	5.3.4
“Sellers’ Representatives”	15.1.4
“Supervening Amounts Balance”	10.4.2
"[**]"	Preamble
“SEC”	9.1.8
“Company”	Preamble
“Terms of Office”	7.2(i)
“Arbitral Tribunal”	16.3.3
“Withheld Amount”	3.1(c)(ii)
“Excluded Assets Sale”	13.2
“Sellers”	Preamble
"[**]"	Preamble
"[**]"	Preamble
"[**]"	Preamble
"[**]"	Preamble

1.3.       Interpretation.

The rules below must be observed when interpreting this Agreement:

(a)       The headings and titles of Chapters and Sections contained in this Agreement are for reference convenience only and will not limit or affect the meaning of the sections, paragraphs or items to which they apply;

(b)       References in this Agreement to Chapter, Section, or Exhibit refer to a Chapter, Section or Exhibit to this Agreement, unless expressly defined otherwise;

(c)       The terms “including”, “inclusive”, “includes”, “included” and their derivations and analogous terms will be interpreted as if they were accompanied by the phrase “among others” or “not limited to”, thus introducing a non-exhaustive enumeration, but merely exemplary;

(d)       References to any documents or instruments include all the respective amendments, alterations, substitutions, consolidations and additions in force on this date, unless expressly provided otherwise;

(e)       References to legal provisions will be interpreted as references to such provisions and their respective amendments, expansions, consolidations, reissues and/or alterations in effect on the date hereof;

(f)       Whenever the term Business Days is not expressly stated, it is considered that the terms will run in calendar days. Whenever a term ends on a Saturday, Sunday or holiday, such term shall be considered automatically extended to the immediately subsequent Business Day, without any penalty to the Parties;

(g)       All references to Persons include their successors, beneficiaries and authorized assigns;

(h)       The meanings assigned to the terms defined in this Agreement shall apply to said terms when used in the singular and/or plural and regardless of gender;

(i)       Any information disclosed by the Sellers in any Exhibit to this Agreement shall be deemed, as applicable, included and disclosed in any other Exhibits to this Agreement, notwithstanding any lack of cross-references in such Exhibits; and

(j)       All Exhibits to this Agreement form part of the Agreement and are incorporated by reference thereto as if transcribed herein, and all references to this Agreement include its Exhibits.

2.       PURCHASE AND SALE OF QUOTAS

2.1        Purchase and Sale. Subject to the fulfillment or, as the case may be, the waiver of the Conditions Precedent established in this Agreement, the Buyer irrevocably and irreversibly undertakes to acquire, buy and receive, and the Sellers irrevocably and irreversibly undertake to sell, transfer, assign and deliver to the Buyer, at the Purchase Price (as defined below), all the Company’s Quotas, which will be held by the Sellers on the Closing Date.

2.1.1.       The Company’s Quotas will be transferred by the Sellers to the Buyer on the Closing Date, free and clear of any Liens, with all rights attaching thereto and with all that they represent.

2.1.2.       The Buyer hereby authorizes any Sellers to make transfers (for valuable consideration or free of charge) of any Quotas between them until the Closing Date. Any such transfers must be notified to the Buyer within [**] ([**]) days of their implementation. If any such transfers are implemented, the Parties undertake to record in the closing certificate of the Transaction the necessary updates, including adjustments to Exhibit 8.1.5 (Shares Title) to this Agreement without imposition of any penalty. In these cases, (i) the assignors who cease to be members of the Company before the Closing Date will no longer have any liability, even secondarily, to the Buyer and the other Sellers, which was originally assumed under the terms of this Agreement, except for those related to compliance with Sections 13.5 (only for the [**]) and Chapter 14 of this Agreement, which shall be observed in accordance with its terms, and (ii) the assignees shall assume all responsibilities previously assumed by the respective assignors under this Agreement.

3.       PURCHASE PRICE

3.1.       Purchase Price. In return for the purchase of all Quotas, the Buyer will pay each of the Sellers the following amounts, adjusted upwards or downwards according to the provisions of Section 4 (together, the “Purchase Price”):

(a)       The amount of one billion, nine hundred eighty-two million, five hundred thousand Reais (R$1,982,500,000.00) (“Cash Installment”) will be paid on the Closing Date, in national currency, to the Sellers, in proportion to the equity interest of each Seller in the Company on the Closing Date, which will be informed by the Sellers to the Buyer up to [**] ([**]) days before the Closing Date (“Equity Interest”);

(b)       The amount of five hundred fifty-seven million, five hundred thousand Reais (R$557,500,000.00) will be paid up to the first anniversary of the Closing Date, in national currency, duly adjusted for inflation by the positive variation of the IPCA since the Closing Date to the date of its actual payment to each of the Sellers according to the Equity Interest (“Term Installment” and, together with the Cash Installment, “Price in Currency”); and

(c)       The amount of six hundred ten million Reais (R$610,000,000.00) will be paid upon delivery, to the Sellers, according to the Equity Interest, of a total of seven million, one hundred eighty-two thousand, three hundred eighty-five (7,182,385) common shares issued by the Guarantor, free and clear of any Liens (“Price in Shares”), and, of the Price in Shares:

(i)       The amount of four hundred fifty-seven million Reais (R$457,500,000.00) [sic], corresponding to five million, three hundred eighty-six thousand, seven hundred eighty-nine (5,386,789) common shares, will be paid and delivered on the Closing Date to the Sellers in accordance with the Equity Interest (“Price in Shares on Demand”); and

(ii)       The amount of [**] Reais (R$[**]), corresponding to [**] ([**]) common shares (“Withheld Shares”), will be withheld by the Buyer of each of the Sellers according to the Equity Interest (“Withheld Amount”) and will serve as a guarantee of the obligation to indemnify the Buyer Indemnified Parties assumed by the Sellers, as provided herein.

(d)       The additional amount, calculated according to the formula in accordance with the procedures set out in Exhibit 3.1(d), to be paid subject to the verification of certain conditions set out in Exhibit 3.1(d), it being understood that new vacancies in the Medicine course approved and filled within thirty-six (36) months of the Closing Date will be the main factor of the above-mentioned formula.

3.2.       Payments and receipts. Except for the Price in Shares, any and all payments to be made pursuant to this Agreement, whether to the Sellers or the Buyer, as the case may be, will be made by transferring funds immediately available in national currency, in the checking accounts held by each one of them, as listed in Exhibit 3.2, the proof of electronic transfer being valid as an instrument of the broadest, most general, irreversible and irrevocable discharge.

3.3.       Taxes. All Taxes set by any Government Authority related to the Transaction shall be borne by the Party on which the obligation is imposed by applicable Law, and such Party shall submit to the respective proper Government Authorities all tax returns and other documents relating to such Taxes for which it may be responsible.

4.       WITHHOLDING OF PART OF THE PRICE

4.1.       Composition of Withheld Amount. Without prejudice to the provisions of Section 3.1(c)(ii) above, the Buyer hereby authorizes that, even before the Closing Date, any Seller chooses not to have part of its Price in Shares withheld, replacing, partially or totally, the Withheld Amount corresponding to their respective Withheld Shares by currency. In this case, within [**] ([**]) days prior to the Closing Date, the Sellers may (at their discretion) inform the Buyer the amount of the Withheld Amount in currency they intend to guarantee by cash deposit in the Escrow Account, provided that (i) the number of Withheld Shares shall be reduced by the amount corresponding to the amount deposited in the Escrow

Account; (ii) the Buyer shall deliver, on the Closing Date, together with the Price in Shares on Demand, the remaining Withheld Shares (i.e., an amount of shares corresponding to the amount deposited in the Escrow Account) (“Released Withheld Shares”); and (iii) the Buyer shall allocate from the Cash Installment the amount to be deposited in the Escrow Account, as informed by the Sellers, and the Buyer shall make such deposit.

4.2.       Release of Withheld Amount. Subject to the provisions of Section 5.2, the amount referring to the Withheld Amount shall be released to the Sellers, according to the Equity Interest, as follows:

(a)       On the date corresponding to the [**] ([**]) Business Day after the third (3rd) anniversary of the Closing Date, the amount corresponding to fifty percent (50%) of the Withheld Amount shall be released to the Sellers, deducted by the sum of the amounts of the Third-Party Claims or Direct Claims with an involved amount higher than the De Minimis in progress and whose Losses the Sellers are or may be required to indemnify under the terms of this Agreement; and

(b)       On the date corresponding to the [**] ([**]) Business Day after the sixth (6th) anniversary of the Closing Date, the amount corresponding to fifty percent (50%) of the Withheld Amount shall be released to the Sellers, deducted by the sum of the amounts of the Third-Party Claims or Direct Claims with an involved amount higher than the De Minimis in progress and whose Losses the Sellers are or may be required to indemnify under the terms of this Agreement.

4.3.       Final release of the Withheld Amount. The amounts that are withheld at each release of part of the Withheld Amount, as provided for in Section 4.2, whose payment is outstanding as a result of any Third Party Claims or Direct Claims in progress, will remain withheld by the Buyer until the Third Party Claims or Direct Claims, as the case may be, are definitively resolved and will be (i) offset by the Buyer to the extent that they become indemnifiable Losses or (ii) released to the Sellers, within a period of up to [**] ([**]) Business Days from the date of the final decision.

4.4.       Escrow Account. If, at any time, any of the Sellers expresses the intention to convert the Withheld Shares held by them into a pecuniary guarantee, the amount equivalent to the value of the respective Withheld Shares (which shall be evaluated as provided for in Exhibit 4.4) on the date of the conversion shall be deposited by the respective Seller in an escrow account in the name of the Buyer, and the amount of the principal deposited plus the income earned will serve as a guarantee of the obligation to indemnify the Buyer Indemnified Parties assumed by the respective Seller, in the terms set forth in this Agreement. In this case, the Buyer undertakes to take the necessary actions, including with its bookrunner agent, to remove any annotation or caption to the free trading of Withheld Shares that may exist by virtue of the guarantee provided for in Section 3.1(c)(ii). In order to make the provisions of this Section 4 feasible, the Parties agree to, by the Closing Date, engage a first-rate bank, to be defined by mutual agreement between the Parties, to open and manage the escrow account (“Escrow Account”) pursuant to an escrow agreement that must observe market practices for transactions similar to those provided for in this Agreement (“Escrow Agreement”) and the following:

(a)       Management. The Escrow Account shall be managed jointly between the Sellers and the Buyer pursuant to the Escrow Agreement;

(b)       Remuneration. The withheld amount will be remunerated according to the investment policies agreed in the Escrow Agreement; and

(c)       Release. The amount deposited in the Escrow Account is totally or partially released in the cases and observing the same terms and conditions of release and procedures of the Withheld Shares, as provided in this Section 4. Any operation of the Escrow Account will necessarily require the signature of the Representatives of the Sellers, subject to the provisions of Section 15.1.4.3.

5.       PRICE ADJUSTMENT

5.1.       Price Adjustment for Net Indebtedness and Working Capital. The Purchase Price will be subject to adjustment, upward or downward, as the case may be, if, on the Closing Date, (i) the Company’s Net Indebtedness (considering the difference between Indebtedness and Cash) is different from [**] Reais (R$[**]) (“Base Net Indebtedness”); and/or (ii) the Working Capital of the Company is different from [**] Reais (R$[**]) (“Base Working Capital”). The calculation, criteria and procedures for such adjustment in the Purchase Price will be those established in this Chapter.

5.2.       Definitive Price Adjustment. The Purchase Price will be adjusted after the Closing, upward or downward, according to the actual Net Indebtedness and Working Capital on the Closing Date. If the Company’s Net Indebtedness on the Closing Date calculated in accordance with the criteria, methodology and assumptions set forth in Exhibit B to this

Agreement (“Confirmed Net Indebtedness”) is greater than the Base Net Indebtedness, the Purchase Price shall be reduced by the amount of the absolute difference between the Confirmed Net Indebtedness and the Base Net Indebtedness; and, on the other hand, if the Confirmed Net Indebtedness is less than the Base Net Indebtedness, the Purchase Price shall be increased by the amount of the absolute difference between the Confirmed Net Indebtedness and the Base Net Indebtedness. Additionally, if the Company’s Working Capital on the Closing Date calculated in accordance with the criteria, methodology and assumptions established in Exhibit B to this Agreement (“Confirmed Working Capital”) is lower than the Base Working Capital, the Purchase Price shall be reduced by the amount of the absolute difference between the Base Working Capital and the Confirmed Working Capital; and, on the other hand, if the Confirmed Working Capital is greater than the Base Working Capital, the Purchase Price must be increased by the amount of the absolute difference between the Base Working Capital and the Confirmed Working Capital.

5.2.1.       The adjustments established in Section 5.2 shall apply together and cumulatively, in order to add a single adjustment amount to the Price in Currency (“Price Adjustment”).

5.3.        Calculation. Within [**] ([**]) days from the Closing Date, the Buyer shall prepare a balance sheet for the Company dated as of the Closing Date (“Closing Balance”), calculated in accordance with BR GAAP and in a manner consistent with the principles used in the preparation of the Financial Statements and inform the Sellers, by means of written notification, the amount of the Confirmed Net Indebtedness, the Confirmed Working Capital and the Price Adjustment (“Price Adjustment Notice”).

5.3.1.       The Price Adjustment Notice must contain the report and supporting documentation (including a calculation log) justifying the Confirmed Net Indebtedness, Confirmed Working Capital and Price Adjustment amounts.

5.3.2.       If the Buyer does not send the Price Adjustment Notice within the period set forth above, the Sellers Representatives may require access to the Company’s books, records and accounting to carry out such determination within [**] ([**]) days and send the Price Adjustment Notice to the Buyer.

5.3.3.       Upon receipt of the Price Adjustment Notice, the receiving Party will have a period of [**] ([**]) days, counted from the date of receipt of the Price Adjustment Notice, to respond, in writing and with due justifications, whether or not it agrees with the calculations presented in such notice and, further, present its calculations on the Confirmed Net Indebtedness, the Confirmed Working Capital and the Price Adjustment.

5.3.3.1.       If the receiving Party agrees with the amount of the calculated Price Adjustment, such amount shall, (i) if in favor of the Sellers, be paid by the Buyer to the Sellers, upon delivery of the corresponding number of shares issued by the Guarantor at the same value of the shares under the Price in Shares, and such additional shares must be delivered to the Sellers according to the Equity Interest, within a period of up to [**] ([**]) Business Days, counted from the date of receipt of the response to the Price Adjustment Notice; or (ii) if in favor of the Buyer, be adjusted for inflation according to the IPCA variation since the Closing Date and deducted from the Term Installment (“Price Adjustment Payment Forms”).

5.3.3.2.       If the receiving Party disagrees with the amounts indicated in the Price Adjustment Notice, it shall, in writing and with due justifications, present its calculations on the Confirmed Net Indebtedness, the Confirmed Working Capital and the Price Adjustment, as applicable (“Notice of Disagreement”). If a Notice of Dispute is sent, the rules of Sections 5.3.4 and following sub-sections shall apply, and (a) the undisputed Price Adjustment portion already accepted by the Parties shall be settled in accordance with the applicable Price Adjustment Payment Forms; and (b) the outstanding and/or disputed amounts will be determined, according to the criteria, methodology and assumptions established in Exhibit B to this Agreement, by the Specialized Firm that shall be engaged by the Parties within a period of up to [**] ([**]) Business Days upon receipt of a Notice of Dispute.

5.3.4.       The Specialized Firm must submit its final report, indicating the amount of the Confirmed Net Indebtedness, the Confirmed Working Capital and the Price Adjustment, within [**] ([**]) days from the date of its engagement (“Specialized Firm Report”). The Parties agree that the value of the disputed items to be reviewed by the Specialized Firm may not be greater than the higher or lower value contained in the Price Adjustment Notice and Notice of Dispute, as the case may be, and that the amount that exceeds or is less than such limits shall be disregarded by the Parties for the purposes of calculating the Price Adjustment. The Company shall make available to the Specialized Firm all books, records and accounting necessary for the determination of pending and/or disputed points.

5.3.4.1.       The Parties agree that the costs of engagement of the Specialized Firm shall be borne by the Sellers and the Buyer, at the rate of fifty percent (50%) for the Sellers (together) and fifty percent (50%) for the Buyer, regardless of the result presented by the Specialized Firm. For this purpose, the Buyer shall bear the full costs of such engagement, and the half owed by the Sellers, adjusted for inflation by the IPCA from the date of disbursement by the Buyer, shall be deducted directly from the Term Installment.

5.3.4.2.       The Price Adjustment calculated and determined by the Specialized Firm and indicated in the Specialized Firm Report shall be final and binding to the Parties. If either Party disagrees with the result presented by the Specialized Firm, the dispute over the disputed amounts may be resolved through the dispute resolution mechanism established in Chapter 16 of this Agreement.

5.3.4.3.       Once the final value of the Price Adjustment is determined, the additional amount must be paid in accordance with the applicable Price Adjustment Payment Forms.

5.4.       Broad Access. The Buyer hereby undertakes to grant (and cause the Company to grant) to the Sellers and the Sellers’ accountants access to the Company’s books and records that have been used for the preparation and determination of the Price Adjustment, as well as to the Buyer’s accountants and the working documents of such accountants, and shall cooperate fully with the Sellers and the Sellers’ accountants as necessary to review the Confirmed Net Indebtedness, Confirmed Working Capital and Price Adjustment.

5.5.       Price Adjustment by Amendment to the SOEDMAR Lease Agreement. If the SOEDMAR Lease Agreement is terminated for any reason, or its rent is reduced for any reason (“Amendment to the SOEDMAR Lease Agreement”), the Buyer shall pay the Sellers an adjustment in the price equivalent to the entire outstanding balance of the rent due in the SOEDMAR Lease Agreement signed on the Closing Date, if such termination or reduction in value had not occurred. The Buyer shall make the payment provided for in this Section 5.5 to the Sellers within [**] ([**]) Business Days from the date on which such Amendment to the SOEDMAR Lease Agreement is imposed or formalized.

6.       CONDITIONS PRECEDENT

6.1.       Conditions Precedent. The consummation of the Transaction is subject to the full satisfaction (or waiver, as the case may be, to the extent that the waiver is permitted by Law or this Agreement) of the following conditions precedent (“Conditions Precedent”):

(a)       The Parties must have obtained CADE Approval, and such approval must become effective and definitive (not subject to appeal), as provided for by Law;

(b)       There shall not be in force on the Closing Date (including) any Law that prohibits the Transaction and/or has the effect of making the acts of Closing illegal or otherwise prohibiting its consummation;

(c)       The Sellers Main Representations and Warranties shall be true, valid, complete and correct on the Closing Date (including and without prejudice to any changes pursuant to Section 2.1.2 of this Agreement) and the Operating Representations and Warranties shall be true, valid, complete and correct, in all material respects, on the Closing Date (except for those relating to a specific date, which must be true and correct on such date);

(d)       Compliance, by the Sellers, with the obligations set forth in this Agreement in all relevant aspects, or that any non-compliance has been remedied (if possible) within [**] ([**]) Business Days of receipt by the Sellers of a notice of its occurrence sent by the Buyer;

(e)       The representations and warranties made by the Buyer in Chapter 9 shall be true, valid, complete and correct as of the Closing Date (inclusive);

(f)       Compliance, by the Buyer, with the obligations provided for in this Agreement in all relevant aspects, or that any non-compliance has been remedied (if possible) within [**] ([**]) Business Days of receipt by the Buyer of a notice of its occurrence sent by the Sellers;

(g)       The Parties shall have negotiated the Escrow Agreement governing the Escrow Account with a first-rate bank;

(h)       The agreements governing the provision of services by [**], [**], [**] and [**] to the Company shall be terminated, with the dismissal of such persons from the Company’s staff and a statement of mutual discharge of such employees and of the Company, substantially pursuant to Exhibit 7.2(k); and

(i)       The execution by the Company, on the one hand, and any of the Sellers or their Affiliates, on the other hand, of instruments that formalize the Sale of the Excluded Assets listed in Exhibit 13.2 at accounting cost to such Sellers or their

Affiliates.

6.1.1.       Waiver of Conditions Precedent. In relation to the Conditions Precedent, it is hereby established that: (i) neither Party may waive the Conditions Precedent provided for in Sections 6.1(a) and 6.1(b); (ii) the Conditions Precedent set forth in Sections 6.1(c) and 6.1(d) may only be waived by the Buyer; and (iii) the Conditions Precedent provided for in Sections 6.1(e) up to 6.1(i) (inclusive) may only be waived by the Sellers, subject to the provisions of Section 15.1.4.3.6.1(a) (c)(i)6.16.1(d)6.1(e)6.115.1.4.3

6.2.       Non-Compensatory Fine. Subject to the right of specific performance of the obligations assumed in this Agreement and without prejudice to the payment of indemnity for compensation for damages, the defaulting Party will be obliged to pay the innocent Party(ies) a non-compensatory fine in the amount of [**] Reais (R$[**]) if the Transaction does not occur in the following cases: (i) if, after the proven compliance (or waiver, as the case may be) of all the Conditions Precedent under this Agreement, either Party refuses to close; or (ii) for non-compliance with the Conditions Precedent, provided that such non-compliance is due to willful action or omission of the defaulting Party. The amount of the fine must be adjusted according to the positive variation of the SELIC rate from the present date to the date of its actual payment.

6.3.       Effects of Waiver. The Parties acknowledge and agree that any waiver of any of the Conditions Precedent: (i) must be made in writing and expressly; and (ii) binds the waiving Party for all purposes of this Agreement and the Law.

6.4.       Notice for Closing. Upon compliance (or waiver, as the case may be) with all Conditions Precedent, either Party shall send notice to the other Party and the Company informing them of compliance (or waiver, as the case may be) of all Conditions Precedent (“Closing Notice”).

6.5.       Except if there is a legal obligation to disclose, by virtue of Law, including, but not limited to, by means of a notice of material fact and/or notice to the market, if any stage of the Transaction is not completed, for whatever reason, the Parties and the Company undertake, by themselves and their Related Parties, not to disclose, in any way and under any pretext, context or aspect, the reasons why the Transaction was not fully or partially completed. In this scenario, the Parties and the Company will only and exclusively disclose that the Transaction was not consummated “due to not having fulfilled all the applicable conditions precedent”. Any disclosure other than this by either Party must be previously approved in writing by the other Party.

6.6.       Deadline for compliance with the Conditions Precedent. If the Transaction is not consummated within [**] ([**]) days from this date (“Deadline”), for any reason, including in the event of non-compliance with a Condition Precedent, as applicable, this Agreement shall be immediately and automatically terminated by operation of law, provided that (i) the obligations contained in Sections 14 to 17 survive the termination; and (ii) the Parties shall remain responsible for their obligations under this Agreement until the Deadline, and the termination shall not release either Party from indemnifying the others for acts, facts or omissions that occurred before the Deadline.

7.       CLOSING

7.1    Closing. The consummation of the Transaction shall take place through (i) the transfer of the totality of the Quotas from the Sellers to the Buyer; and (ii) payment of the Purchase Price pursuant to Section 3.1, besides the performance of the other actions under this Chapter 7 (“Closing”). The Closing will take place at the Company’s registered office, at 10:00 am on the [**] ([**]) Business Day from the date on which the Closing Notice is received, unless the Parties mutually agree on another place, date and time.

7.2    Obligations at Closing. Pursuant to Section 7.1 above, for the consummation of the Transaction, the Parties undertake to comply with the following obligations on the Closing Date:

(a)       The Buyer shall pay the Cash Installment to the Sellers according to the Equity Interest;

(b)       The Buyer shall issue the shares corresponding to the Price in Shares;

(c)       The Buyer shall, after the issuance of the Withheld Shares, on behalf of the Sellers, encumber them in such a way as to restrict them, in compliance with Section 3.1(c)(ii);

(d)       The Buyer shall instruct the Guarantor’s book-entry shares agent (AST) to transfer the Released Withheld Shares, if any, and the shares corresponding to the Price in Shares in Demand to the Sellers, according to the Equity Interest, with the respective names and addresses of the Sellers and to register such shares in the corresponding register of book-entry shares;

(e)       The Sellers must sign form W-8BEN (Certificate of Foreign Status) to certify their US non-taxpayer status;

(f)       The Buyer shall pay [**] the Non-Competition Obligation Consideration, provided for in Section 13.5.1;

(g)       The Buyer shall pay the amounts provided for in Exhibit 8.2.21, by TED (wire transfer of immediately available funds) into the checking accounts indicated therein, as compensation to third parties as a result of the implementation of the Transaction;

(h)       The Parties shall enter into an amendment to the Company’s articles of association providing for (i) the release of the Liens that encumber the Quotas issued by the Company held by [**], [**], [**], [**] and [**]; (ii) the transfer of the Quotas to the Buyer; (iii) the consignment of the resignation of the current statutory officers of the Company; and (iv) the election of new directors by the Buyer, substantially pursuant to Exhibit 7.2(h) (“Amendment to the Articles of Association”);

(i)       The Buyer shall cause the Guarantor and/or the Company, as the case may be, to elect [**] and [**] for the respective positions in the statutory management according to the draft contracts contained in Exhibit 7.2(i) (the “Terms of Office”), and such Terms of Office governing such engagement shall be signed on the Closing Date by the respective signatory parties;

(j)       The Parties shall execute, together with the bank elected pursuant to Section 4.4, the Escrow Agreement;

(k)       The Sellers shall deliver instruments of resignation of the current statutory officers of the Company, duly signed by such officers and by the Company, with a statement of mutual discharge from the managers and the Company, substantially pursuant to Exhibit 7.2(k);

(l)       The Parties and the Company shall deliver and sign a certificate of closing of the Transaction, substantially pursuant to Exhibit 7.2(l), accompanied by the corresponding supporting documentation, if any;

(m)       The Company shall enter into the SOEDMAR Lease Agreement, pursuant to Exhibit 7.2(m);

(n)       The Company shall enter into a loan-for-use agreement, an assignment of use agreement or any other instrument to be agreed between the Parties for the occupation, by the Company, of the rural properties listed in Exhibit 13.2; and

(o)       The Company shall replace the lease agreements for rural properties described in items 21 and 22 of Exhibit 8.2.17, by the instrument to be defined between the Parties pursuant to Section 7.2(n), observing the restrictions provided for in Law No. 5.709/71.

7.2.1.       If the election of [**] and [**] does not take place pursuant to Section 7.2(i) and/or the respective Terms of Office are not signed substantially pursuant to the drafts included in Exhibit 7.2(i), [**] and/or [**], as the case may be, will be entitled to receive, on the Closing Date, the full amount of their respective compensation that would be due to them, as provided for in the draft Terms of Office that are not signed, as a liquidated-damages clause arising from the failure to comply with the obligation assumed by the Buyer in Section 7.2(i).

7.3.    Records, Annotations and Updates. The Buyer shall provide, within [**] ([**]) Business Days from the Closing Date: (i) the filing receipt of the Amendment to the Articles of Association before the appropriate Commercial Registry; and (ii) the filing receipt of the request for annotation of the SOEDMAR Lease Agreement at the records of the properties included in the scope of the SOEDMAR Lease Agreement before the appropriate Real Estate Registry Offices. Within [**] ([**]) calendar days from the date of filing of the Amendment to the Articles of Association before the appropriate Commercial Registry, the Buyer shall update the Company’s details before the E-MEC System to register the Buyer as the new sponsor of the Company. If any Government Authorities impose requirements for the filing of such documents, (a) the Buyer shall inform the Sellers immediately (and, in any case, before the end of the legal half-term response period); and (b) the Parties undertake to comply with such requirements before the legal term response period has expired.

7.4.    CADE. The Parties agree to jointly submit, including in the pre-notification regime, if applicable, the Transaction contemplated by this Agreement to CADE Approval within no more than [**] ([**]) Business Days of the date hereof, and the Parties shall provide all information needed to enable observance of the CADE-imposed timetable. The Parties hereby agree to fully cooperate with each other throughout the process by providing all information and documents reasonably needed to prepare the notice and fulfill any requests for additional information/clarification from the CADE, so that they may obtain said approval as soon as possible. Buyer will lead and coordinate the application for approval to the CADE and any other communications related to the CADE Approval being obtained, and Sellers may, at their discretion, appoint their own legal representative to represent them before the CADE and will have a right to review and comment on all statements and other documents to be submitted to the CADE in the course of the process, including the initial notice.

7.4.1.        CADE Approval. The CADE Approval will be deemed obtained in either of the following events, whichever the latter: (i) lapse of time for submission of appeal, of [**] ([**]) days of the publication of approval of the Transaction in the official press, as set forth by Law No. 12.529/2011, without the approval being opposed; or, where appropriate, (ii) publication of the CADE’s final decision on any appeal and/or motion to reconsider the Transaction.

7.4.2.       Information Needed. The Parties agree not to delay or hinder (and to cause their legal counsel involved in the CADE Approval process not to delay or hinder) the preparation of notice to the CADE and to cooperate with each other in doing so and in taking all actions needed to obtain the CADE Approval, and they shall timely provide to the CADE, as appropriate and as soon as possible, all of the documents and information needed to obtain the CADE Approval.

7.4.3.       Restrictions. Buyer acknowledges and accepts the risks that the CADE may impose restrictions or require measures to be taken for obtaining the CADE Approval, [**]. Buyer agrees to take all measures to ensure the CADE Approval is obtained, [**]. All costs, expenses or payments arising out of any conditions stipulated or imposed by the CADE [**]. The Parties agree that the Purchase Price is not subject to any adjustment, change or review as a result of any antitrust concerns.

7.4.4.       Costs. The Parties agree that all costs and expenses involved in the process of obtaining the CADE Approval (except for any attorney’s fees incurred exclusively by either Party, at its soles discretion) will be exclusively borne by Buyer.

7.4.5.       Penalties. Each Party will be individually liable for any penalty imposed by the CADE as a result of such Party’s action or omission concerning any notice to the CADE.

8.       REPRESENTATIONS AND WARRANTIES PROVIDED BY SELLERS

8.1.       Sellers Main Representations and Warranties. Sellers hereby provide to Buyer, each individually and not jointly and severally, the following representations and warranties,

which are true, valid, complete and accurate on the date hereof and shall be true, valid, complete and accurate on the Closing Date (“Sellers Main Representations and Warranties”):

8.1.1.       Powers, Rights and Authority. Sellers and the Company have full powers, rights and authority under the Law to enter into, sign and implement this Agreement and to meet their obligations hereunder and have taken all requisite measures to authorize the execution of this Agreement.

8.1.2.       Organization. Each of the Sellers is an individual duly registered under the Laws of the Federative Republic of Brazil. The Company was duly organized in accordance with the Laws of the Federative Republic of Brazil, its corporate actions are duly filed with the Commercial Registry, and the Company has powers to carry on its business as and to the extent that they have been carried on to this day, as well as to hold, use and dispose of its assets and properties. Exhibit 8.1.2 contains a true and accurate copy of the Company’s Articles of Association, as in force on the date hereof and as they shall remain until the Closing Date, other than as contemplated or permitted under this Agreement.

8.1.3.       Binding Effect. This Agreement is validly concluded and is a legal and valid binding obligation of Sellers and the Company, enforceable against them according to its terms and conditions.

8.1.4.       No Breach and Consent. Except as provided in Exhibit 8.1.4, the execution and performance of this Agreement (i) neither conflict with nor result in any breach of nor represent noncompliance or default under any provisions of the Law to which Sellers or the Company is subject nor any nature of judgment, warrant, order or permit, contract, agreement, commitment, obligation or restriction to which Seller or the Company may be subject, and (ii) do not require the prior or subsequent consent, approval or authorization of any third parties to contracts worth more than [**] Reais (R$[**]), except as provided in this Agreement.

8.1.5.       Quotas Title. Sellers are the holder and lawful owners of all Quotas, free and clear of any Lien, except as provided in Exhibit 8.1.5, there is no such defect (in ownership or otherwise) as could hinder or nullify the transfer of Quotas to Buyer on the Closing Date.

8.1.6.       Capital Stock. The Quotas are the only securities issued by the Company, and there are no agreements or arrangements whatsoever requiring the Company to issue new quotas and/or securities or requiring Sellers to transfer their Quotas. Additionally, there are no outstanding options of any type on the Quotas, nor are there any rights held by anyone to subscribe for or purchase equity interests issued by the Company or any other rights related to the Quotas.

8.1.7.       Interests in Other Companies. The Company neither holds nor will hold by the Closing Date any shares and/or quotas in the capital of or any investment in any other legal entity, nor is it a party to any other forms of unincorporated associations, especially joint ventures, consortia, condominiums and/or unincorporated joint ventures, either in Brazil or abroad.

8.1.8.       Anticorruption Laws. Sellers and the Company, as well as their managers, employees and representatives acting for or on behalf or for the benefit of the Company, (i) have not offered, promised, made, authorized, solicited or accepted any improper payment, gift, offers or any other kind of advantage (nor have they suggested they would offer, promise, give or authorize any such advantages in the future) on the Company’s or on Sellers’ behalf, (ii) to the best of their knowledge, are not the target of any investigations by any control agencies and are not defendants in any criminal or other proceedings in breach of the laws named below, (iii) have not breached any provisions of the Administrative Misconduct Law (Law No. 8.249, dated June 2, 1992) and/or the Bid Law (Law No. 8.666, dated June 21, 1993), nor have they engaged in any activity, practice or conduct in breach of any other applicable anticorruption laws, administrative ethics, regulations or requirements of any other jurisdiction that can be reasonably expected to involve or lead to the Company being held liable or any restrictions or penalties being imposed on the Company due to any breach of said Law, and (iv) have not infringed any such criminal laws, money laundering laws, including Law No. 9.613, dated March 3, 1998, or antitrust laws, including Law No. 12.529, dated November 30, 2011, as may be reasonably expected to involve or lead to the Company being held liable or any restrictions or penalties being imposed on the Company.

8.2.       Operating Representations and Warranties. The Company hereby provides to Buyer the following representations and warranties, which are true, valid, complete and accurate on the date hereof and shall be true, valid, complete and accurate on the Closing Date (except for any representation or warranty unequivocally provided in respect of a specific date, in which case such representation or warranty shall be true, valid, complete and accurate as of such specific date) (“Operating Representations and Warranties”):

8.2.1.       Books and Records. The Company’s corporate, accounting and tax books and records required for its regular existence and the regular conduct of its business are all in good order, have been kept, in all material respects, in accordance with the applicable laws and the best business practice, and reflect all of the Company’s operations, business and activities, as required by the applicable laws.

8.2.2.       Places of Business. Exhibit 8.2.2 provides a list of the Company’s campuses, headquarters, branches, subsidiaries and places of business currently open or under construction. Except as provided in Exhibit 8.2.2, the Company does not have any other places of business, offices, branches and/or subsidiaries.

8.2.3.       Financial Statements. Exhibit 8.2.3 provides true copies of the Company’s Financial Statements. The Financial Statements (i) fairly reflect, in all material respects, the Company’s financial and accounting position for their relevant periods, as required by law and according to the Company’s past practice, (ii) were prepared according to generally accepted accounting principles in Brazil and the Company’s past practices in accounting and (iii) contain balances in Working Capital accounts that reflect, in all material respects, the Normal Course of the Company’s Business. As of the Closing Date, there will be no receivables cashed in banks other than reported in the Financial Statements. All of the Company’s accounts receivable reflected in the financial statements represent, in all material respects, binding obligations arising out of sales made or services actually provided in the Normal Course of Business, set out a level of provisions for default consistent with the Company’s past practice and contain no errors or omissions. There are no material challenges, complaints or countervailing duties other than returns in the Normal Course of Business arising out of any agreements signed with any customers holding accounts receivable concerning the amount or validity of said accounts receivable. There is no material liability of any type or nature that, according to the Company’s past accounting practices, should have been reported in the Financial Statements or notes thereto but was not. The Company has no material liabilities, either provisioned or contingent, other than as reflected in the Financial Statements (as required by the Company’s past accounting practices). The Company’s audited financial statements for the fiscal year ended December 31, 2020 (i) fairly reflect, in all material respects, the Company’s financial and accounting position for their relevant period, as required by law, the BR GAAP and the Company’s past accounting practices, (ii) were prepared according to the BR GAAP and the Company’s past accounting practices and (iii) contain balances in Working Capital accounts that reflect, in all material respects, the Normal Course of the Company’s Business. There is no material liability of any type or nature that, according to the BR GAAP and the Company’s past accounting practices, should have been reported in the Company’s audited financial statements for the fiscal year ended December 31, 2020 or any notes thereto, but was not. The Company has no material liabilities, either provisioned or contingent, other than as reflected in the financial statements for the fiscal year ended December 31, 2020 (as required by the BR GAAP and the Company’s past accounting practices).

8.2.4.       Indebtedness. Except as provided in Exhibit 8.2.4, the Company (i) neither has, on the date hereof, nor will have, on the Closing Date, any Indebtedness and/or (ii) does not have any loans due and unpaid or has not loaned any amount that was not paid by the relevant due date and owes no material debts other than debts arising in the Normal Course of Business and/or (iii) is not liable for any Indebtedness or failure to meet obligations of any other Person and/or (iv) is not subject to any arrangements to receive or amortize any grants, subsidies or financial aid from any governmental agencies or departments.

8.2.5.       Assets. The assets are, in all material respects and as considered in the aggregate for the conduct of the Company’s Business in the Normal Course of Business, in good condition of use and in a good state of repair, except for regular wear and tear, and are free and clear of any Liens. The Company’s has good title to use the assets needed for the conduct of its Business in the Normal Course of Business. All renovations and investments needed to carry on the Business have been duly made by the Sellers and are in compliance with the applicable laws. The Properties listed in Exhibit 8.2.17 are not deemed assets owned by the Company for the purposes of this Section.

8.2.5.1.       Students. As of [**], at least [**] ([**]) students were regularly enrolled in courses provided by the Company, (a) at least [**] ([**]) of whom were in-person undergraduate students, (b) at least [**] ([**]) are distance learning undergraduate students, and (c) at least [**] ([**]) were distance learning graduate students.

8.2.6.       Managers. Exhibit 8.2.6(i) provides a list of all the Company’s existing elected managers and their respective employment methods. Exhibit 8.2.6(ii) provides a list of all variable compensation arrangements applicable to those managers (including profit-sharing payments or any other benefits). The employment of any manager by the Company can be unilaterally terminated by the Company in the Normal Course of Business after the Closing Date, with no penalty or liability incurred by the Company (except as regards those subject to the labor laws, in which case the Company will only be liable for the labor obligations set forth by law and will not be required to make any extraordinary payments other than those provided by law).

8.2.7.       Material Contracts. The Company is in compliance, in all material respects, with the terms and conditions of its Material Contracts, and no fact has occurred as would, upon notice or lapse of time, be a breach or default or permit any termination, change or acceleration of the Material Contracts. The Material Contracts are lawful, valid, in full force and effect, binding, applicable and enforceable against the parties thereto or their successors according to their terms and conditions.

8.2.8.       Litigation. Except as set forth in Exhibit 8.2.8, Sellers and the Company neither are aware nor have been notified of or served with any assessment notices or inspections or any ongoing legal, administrative or arbitration proceedings, however arising or whatever the type, involving the Company the amount in controversy of which is in excess of [**] Reais (R$[**]).

8.2.9.       Tax Matters.

(a)       Any Taxes and/or Tax returns being challenged by ongoing legal and/or administrative proceedings and involving amounts in excess of [**] Reais (R$[**]) are listed in Exhibit 8.2.9(a).

(b)       Except as set out in Exhibit 8.2.9(b), the Company is not a beneficiary of any other tax benefit, refinancing, Tax installment plan or tax exemption programs provided by any Governmental Authority.

(c)       By the date hereof, no material adjustment request related to any federal, state or municipal Tax returns for the past six (6) years had been submitted by any Governmental Authority.

(d)       The Company has filed all tax returns required by the federal, state and municipal laws within the applicable legal periods and has provided the material information required by the relevant Governmental Authorities concerning its Tax returns in a manner consistent with its past practice.

(e)       Except as provided in Exhibit 8.2.9(a), there are no audits, inspections or investigations by any Governmental Authorities in progress of which either Sellers or the Company have been advised and/or notified in connection with any Tax returns or the resulting payment of any Taxes.

(f)       All relevant Taxes calculated by the Company as owed for (i) all fiscal years or periods ended prior to the date hereof and (ii) the portion of any fiscal year or period ending on the date hereof have been timely and fully paid or withheld or, for Taxes yet to become due, are duly provisioned in the Financial Statements.

(g)       All relevant amounts the Company has calculated as due that resulted in an obligation to withhold any Taxes have been duly paid or withheld.

8.2.10.       Labor Matters.

(a)       The Company has committed no material breach of any labor and social security laws or any collective bargaining agreements to which the Company is subject.

(b)       All of the Company’s employees are duly registered as such under the applicable laws and in a manner consistent with its past practice.

(c)       Exhibit 8.2.10(c) provides a list of benefit and/or incentive and/or care plans or programs offered by the Company to its employees as of the date hereof.

(d)       The Company is neither a party to any collective wage agreement, nor is there any strike or picketing nor are there any labor disputes between the Company and any labor union or organization, other than as set forth in Exhibit 8.2.8.

(e)       The Company does not have, has not had and is not negotiating any consent order or consent decree with the Ministry of Labor and Employment and/or the Public Labor Prosecutor’s Office in respect of any labor or social security liability or matter.

(f)       Except as provided in this Agreement or in any collective bargaining or wage agreements, the Company neither pays nor is required to pay any contributions to any employee pension and benefit plans or to any formal or informal severance package plan or arrangement, and there are no written bonus, deferred compensation, golden parachute or profit-sharing agreements or any other similar commitments to which the Company is a party resulting in the Company’s obligation to pay its managers (whether or not subject to the labor laws), advisers or employees.

(g)       The Company has no procedures in place that could characterize employment relationship (under the Labor Laws and the labor case law) with any Third Parties providing services to the Company under any agreement other than an employment agreement (“Contractors”) with any Contractor employees or with any person providing services to the Company as a result of its relationship with Contractors.

(h)       There are no Claims in progress filed by (i) any current or past Contractors, (ii) any Contractor employees or (iii) any persons providing services to the Company or by any relevant Governmental Authorities due to the Company’s relationship with Contractors seeking recognition of employment relationship the amount of assigned of which, in any event, is in excess of [**] Reais (R$[**]), except as provided in Exhibit 8.2.8.

8.2.11.       Environmental. The Company (i) complies and has complied with the applicable environmental laws, in all material respects, and (ii) has not received any notice from any Governmental Authority to the effect that any aspect of the Company’s business, operations, projects or facilities is in breach of any environmental laws or that the Company is responsible for cleaning up or removing any substance in any location. The Company has not used or stored any polluting, contaminating, toxic or hazardous substances or materials, whether in the form of matter or energy, whether released into the atmosphere or soil or otherwise, on any of the properties or facilities used by the Company, other than in accordance with the law and its environmental Licenses. The Company has not engaged, either directly or through third-party contractors, in the management, storage, transportation or disposal of water or any byproducts, whether or not harmful, in breach of the environmental laws. The Company is not the owner of any fuel station or pump on any of the Properties. Sellers know nothing of any material event having occurred in connection with the Company’s activities that could result in the Company or them being held liable for any breach of the applicable environmental laws. The Company fully complies with its obligations involving the collection of packaging materials in the cities where it operates.

8.2.12.       Intellectual Property.

(a)       The Company is the lawful owner (or, as applicable, co-owner), possessor, licensee or user, as appropriate, of the trademarks and domain names listed in Exhibit 8.2.12(a). For the purposes of this Agreement, “Intellectual Property” comprises the trademarks, patents, copyrights and/or publication rights on learning materials and the relevant domain names used in the conduct of the Company’s business and activities as they have been conducted.

(b)       The Company is in compliance, in all material respects, with all of its software license agreements and does not breach any of these agreements in any material respects.

(c)       The Company’s Intellectual Property is free of any Liens, and there is no material restriction on the Company’s use of any Intellectual Property assets and rights, other than any Liens arising under the law.

(d)       There is no pending (or, to Sellers’ knowledge, imminent) Claim questioning, challenging or threatening the Company’s ownership or use of such Intellectual Property assets and rights. No such license or similar right has been granted in respect of any Intellectual Property assets or rights owned by the Company to any third parties (including to Sellers and/or any of their Affiliates and Related Parties) as could in any way limit the Company’s use of the relevant Intellectual Property.

8.2.13.       Related-Party Transactions. Except as provided in Exhibit 8.2.13, (i) as of the Closing Date, the Company will not be a party to any contract, agreement or other instrument signed with any of its Related Parties and (ii) there has been no Indebtedness outstanding between the Company and its Related Parties other than as duly recorded in the Financial Statements involving, in any event, an amount in excess of [**] Reais (R$[**]) for the past twelve (12) months (“Related-Party Transactions”). All Related-Party Transactions in existence on the Closing Date shall have been contracted in market conditions and consistent with the Company’s past practice, will be valid and enforceable against the relevant Related Parties, according to the applicable laws, and shall be the relevant parties’ legally binding obligation, according to their respective terms and conditions. Except (i) as provided in this Agreement and (ii) for the guarantees to be replaced under Section 13.4, as of the Closing Date, the Company will have no Related-Party Transactions in existence, except as provided in Exhibit 8.2.13.

8.2.14.       Personal Data. With regard to Personal Data, (i) the Company is the lawful owner of its databases or is duly authorized to access and carry out data processing operations related to the databases used thereby, (ii) all Personal Data processing operations carried out by the Company are consistent with the purpose reported to the relevant Personal Data subjects at the time of collection of such Personal Data, whether collected by the Company or by third parties, (iii) the Company, as well as any third parties running Personal Data processing operations on the Company’s behalf, uses reasonable technology resources, according to the practices usually followed by the industry, to protect its information technology systems and software from technology failures, information security incidents and cyberattacks, and the security measures taken by the Company and, to its knowledge, by such third parties to protect Personal Data are appropriate for seeking to ensure the security of Personal Data, as required by the applicable laws, (iv) there are no ongoing or, to the Company’s and Sellers’ knowledge, imminent claims against the Company challenging the ownership or lawfulness of its database or the lawfulness/compliance of any Personal Data processing operations carried out by the Company or by any third parties on its behalf, and (v) the Company’s information technology systems and, to the best of its knowledge, those of any third parties running Personal Data processing operations on the Company’s behalf have not sustained any cyberattacks or any security or technology failures in the past five (5) years having resulted in (a) any breach of the Company’s data protection and privacy policies or those of said third parties and having in any way affected Personal Data or (b) unauthorized access to or acquisition of Personal Data by third parties.

8.2.15.       Business Permissions and Licenses. Except as provided in this Agreement, (i) the Company has all regulatory licenses, permissions, registrations and authorizations required under the applicable laws to carry on the Business (“Licenses”), including, but not limited to, the accreditation of each educational institution, headquarters and respective units, as well as the authorization as recognition of each course provided by the relevant institutions, all of which having been obtained from the Ministry of Education and other Governmental Authorities, including industry associations, as required for the Company to operate in the Normal Course of Business, it being understood that, concerning licenses and permits related to the Properties, the provisions of Sections 8.2.17 and 8.2.18 shall prevail, (ii) the Company complies with all terms and conditions of the Licenses, in all material respects, (iii) all of said Licenses are in full force and effect in all material respects, (iv) the Company neither has incurred nor will incur any such material act, fact, event or omission as could result in (a) the Company being precluded from keeping any

Licenses, (b) cancellation, inability to renew or expiration of any existing Licenses or (c) the Company paying substantial amounts to renew any existing licenses, except at the regular expiration of their respective terms.

8.2.16.       Insurance. All material insurance policies contracted by the Company are listed in Exhibit 8.2.16, are in full force and effect, and provide coverage in amounts and against risks according to the practices usually followed by the Company. All premiums due in connection with such policies have been paid, and there has been no notice of cancellation or non-renewal of those policies. The Company has timely claimed and given notice of any and all losses covered by such insurance policies.

8.2.17.       Properties. Exhibit 8.2.17 provides a list of all properties currently occupied or leased by the Company for the conduct of the Company’s Business (“Properties”). Except for any Property subject to the Spin-off or the Excluded Assets Sale, the Company does not have any owned properties and carries on its business exclusively on the Properties. Regarding the Third-Party Properties leased to the Company and their respective leases (“Lease Agreements”):

(a)       they are lawful, valid and binding leases in full force and effect and enforceable against the relevant lessors or their successors according to their terms and conditions;

(b)       the Company has made all payments due under the Lease Agreements and performed all of its obligations, and there are no discussions in court and/or out of court concerning its compliance with contractual obligations thereunder;

(c)       there are no disputes concerning any of the Properties, any of the Lease Agreements or the terms and conditions of any Lease Agreements, including the amounts payable by the Company for rent;

(d)       Sellers have not assigned, transferred, transmitted, mortgaged, pledged or encumbered any rights on the Properties, and all Properties are free and clear of any and all Liens; and

(e)       as of the Closing Date, all Lease Agreements shall be for a defined lease term to be set therein and shall have been duly renewed, where applicable, and there shall be no Lease Agreement in effect for an indefinite term.

8.2.18.       Properties Legal Standing. Except for the Properties listed in Exhibit 8.2.18, all Properties have the corresponding Fire Department Inspection Report (AVCB), the corresponding Operation Permit issued by the Municipal Government (ALF) and all other Licenses required for carrying out activities thereon in the Normal Course of Business, all of which are in full force and effect. There are no area correction proceedings in progress for the Properties compliance purposes.

8.2.19.       Conduct of Business. Since December 31, 2020, the Company’s Business has been regularly conducted in the Normal Course of Business. Accordingly, as of the signing date of this Agreement (as except as provided herein): (i) there have been no such events or circumstances in this period as could be reasonably expected to result in a material adverse event; (ii) the Company has not made any change in its accounting policies, methods, accounts or books and/or practices used to prepare Financial Statements, except as required by the applicable laws; (iii) the Company has not sold, transferred, disposed of, encumbered or otherwise been required to dispose of, encumber, lease or sell any fixed asset deemed material to the conduct of Business; (iv) the Company has not made any distribution to Sellers by way of dividend or return on equity payments and/or loans and/or credits provided; (v) the Company has not released, forgiven or unilaterally terminated any credits against any Related Parties and/or third parties; and (vi) the Company has not made any donation, assignment and/or transfer, free of charge, of assets, rights or any type of property owned by the Company to any Related Parties and/or third parties (other than the transfer of assets not related to the Business and already completely depreciated, with a book value equal to nil).

8.2.20.       Powers of Attorney. Exhibit 8.2.20 lists all powers of attorney with ad negocia and ad judicia clauses granted by the Company and currently in force, indicating their effective terms, grantees and respective powers.

8.2.21.       No Commissions. Except as provided in Exhibit 8.2.21, no amount or benefit payable by the Company has been promised or ensured by Sellers or the Company to be paid as commissions, finder’s fees or compensation to third parties as a result of the implementation of the Transaction or in connection therewith.

8.2.22.       Insolvency. Sellers and the Company are not insolvent, and there is no such threat against their assets as could affect the Transaction. In particular, but without limiting the generality of the preceding statement: (i) the signing and performance of this Agreement by Sellers will not result in their insolvency for the purposes of article 792 of the Code of Civil Procedure; (ii) Sellers’ and the Company’s economic, financial and equity conditions would not lead to frustration of any enforcement proceedings arising out of any existing litigation or Claim; and (iii) no securities issued by Sellers or the Company or drawn against the Company have been protested.

8.2.23.       Subsidiaries. Exhibit 8.2.23 provides a list: (a) of the learning institutions held by the Company as subsidiaries; (b) of the courses offered by those subsidiaries, with indication of the documents from Governmental Authorities required for providing such courses; (c) of the accredited Centers used for providing distance learning courses, with indication of the documents from Governmental Authorities required for providing such courses; and (d) of the number of students enrolled in each of the courses as of the reference date March 31, 2021.

(a)       Sellers comply with all regulations and guidelines issued by the Ministry of Education and other authorities reporting to the Ministry of Education to which the learning institutions are accountable.

(b)       The learning institutions kept by Sellers as subsidiaries, as well as the courses provided by such institutions, are duly and validly accredited, authorized and recognized.

(c)       Sellers meet all evaluation criteria used by the Instituto Nacional de Estudos e Pesquisas Educacionais Anísio Teixeira (INEP) and the relevant state and municipal evaluation systems required for maintaining authorizations and recognition for the courses provided and keep the results achieved in evaluations at the same levels as they currently are.

(d)       There are no administrative proceedings in which the Company has been served, summoned or notified seeking to prohibit, restrict or hinder any learning institution’s ability to open new selection processes, offer its courses, exercise its administrative autonomy or sign this Agreement.

8.3.       No Additional Representations. Except for the representations made in this Chapter, the Sellers and/or the Company, as the case may be, do not provide Buyer with any other representations or warranties, whether express or implied, regarding themselves or the Company and its business and operations.

8.4.       Independence of Representations. Each of the representations and warranties provided herein by the Sellers is independent and autonomous, but they shall be construed systematically in relation to any other representations, warranties, terms or conditions set forth in this Agreement.

8.5.       Updating of Operating Representations and Warranties. As from the date hereof and by the Closing Date, the Company shall be entitled to update the Operating Representations and Warranties, provided that they exclusively reflect facts occurring between the date hereof and the Closing Date (inclusive) and that affect the accuracy and completeness of the Operating Representations and Warranties provided herein. The Company may not update the representations and warranties provided in this Agreement if the changes or updates occurred are (i) related to a period prior to the date of execution of this Agreement; and/or (ii) arising from noncompliance with any obligations undertaken by the Sellers and/or the Company. For the avoidance of doubt, the updating of the Operating Representations and Warranties provided herein shall not affect Buyer’s right to indemnity pursuant to Chapter 10.

9.       REPRESENTATIONS OF BUYER

9.1.       Representations of Buyer. Buyer hereby provides the Sellers with the following representations, which are true, valid and accurate on the date hereof and which shall be true, valid and accurate on the Closing Date:

9.1.1.       Capacity, Legitimacy and Authorization. Buyer has the full right, capacity and power, pursuant to the applicable law, to enter into, execute and formalize this Agreement, and comply with its obligations set forth herein, and has taken all actions and obtained the necessary corporate authorizations to authorize the execution of this Agreement.

9.1.2.       Existence and Organization. Buyer was duly organized under the Laws of the Federative Republic of Brazil and has powers to conduct its activities, as and to the extent that they have been conducted to date, as well as to hold, use and dispose of its assets and properties.

9.1.3.       Binding Effect. This Agreement has been duly entered into by and is a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions.

9.1.4.       No Violation and Consent. The execution and compliance with this Agreement: (i) do not violate or result in violation or are a default or delay in relation to any provision of the applicable law which Buyer is subject to, nor to any judgment, warrant, order or permit, contract, agreement, commitment, obligation or restriction of any nature which Buyer is subject to; and (ii) do not and shall not require prior or subsequent consent, approval or authorization from any third party or Governmental

Authority, except as provided for in this Agreement.

9.1.5.       Financial Condition. Buyer shall have, on the Closing Date and for the entire term of effectiveness of the SOEDMAR Lease Agreement, sufficient funds to satisfy all obligations undertaken pursuant to this Agreement, and bear all costs and expenses necessary to consummate the Transaction.

9.1.6.       Insolvency. Buyer is not insolvent and there is no threat relating to its assets that could affect the Transaction. In particular, but without limitation to the generic nature of the previous sentence: (i) the execution of and compliance with this Agreement by Buyer shall not imply its insolvency for the purposes of Article 792 of the Code of Civil Procedure; (ii) Buyer’s economic, financial and equity condition would not imply frustration of any performance arising from any existing litigation or claim; (iii) there are no bonds issued by Buyer or drawn against it that have been protested; and (iv) Buyer is not a debtor of the public, federal, state or municipal treasury, regarding tax or social security credits and overdue tax liability, whose enforceability has not been suspended.

9.1.7.       Buyer’s Qualification. Buyer is an informed, sophisticated Person who understands the Company’s Business and the purchase and sale of quotas, including the Transaction. In addition, Buyer is assisted by expert advisors. Considering the practice and knowledge in conducting its activities, Buyer has full capacity to understand the terms, conditions and rights set forth in this Agreement.

9.1.8.       Disclosure. Guarantor submitted such documents and information required of a publicly-held company by the Law and regulations issued by the U.S. Securities and Exchange Commission (“SEC”), Nasdaq and other Government Authorities, in all material respects, including its financial statements and its Annual Report pursuant to Form 20-F (the “Forms”). Guarantor’s Forms, on the date of their respective filing, on the date hereof, and considered in conjunction with the additional Forms filed by Guarantor, (a) contain no information or representation that is misleading regarding a notice of material fact; (b) omit no relevant information; (c) omit no relevant information or representation that should have been disclosed under the applicable Law; or (d) have not failed to disclose events or issues of any nature that may materially impact the financial condition, operating result or cash generation of Guarantor or any of its investees.

9.2.     Independence of Representations. Each of the representations and warranties provided herein by Buyer is independent and autonomous, but they shall be construed systematically in relation to any other representations, warranties, terms or conditions set forth in this Agreement.

10.       INDEMNIFICATION

10.1   Sellers’ Contractual Responsibility. Except as provided in this Chapter, there shall be no obligation by the Sellers (or their Related Parties) to make any payment as indemnity.

10.2   Obligation to Indemnify Sellers. Subject to the terms and conditions of this Chapter, as of each Closing Date, the Sellers shall, individually and without joint or several liability with each other, indemnify and keep the Buyer Indemnified Parties, as the case may be, harmless from any Losses arising from (each event below shall be considered an “Indemnity Event”):

(a)       partial or total default of any obligation undertaken by Sellers or by the Company (by the Closing Date) under this Agreement;

(b)       inaccuracy, inaction or violation of any representation and warranty provided in Chapter 8, including the Main Representations and Warranties and Operating Representations and Warranties, disregarding for the purpose of enforcing this clause any materiality qualifier provided in the respective representation and warranty. For clarification purposes, Sellers shall be responsible for indemnifying Losses involving the Operating Representations and Warranties, even if those have been provided only by the Company;

(c)       any and all responsibilities, contingencies or liabilities of any nature, including those of a corporate, tax, labor, social security, regulatory, real estate, antitrust, environmental, civil, commercial, intellectual property or compliance nature, which have a triggering event in the Company’s activities until the Closing Date and that, for any reason, may be charged from the Buyer Indemnified Parties (including the thesis of economic group), including, even if effects thereof only materialize in the future, irrespective of whether such liability, contingency or liability is or becomes known to Sellers, Buyer or its Affiliates and/or has been or shall be disclosed to Sellers, Buyer or its Affiliates by any means, provided that whatever is considered Indebtedness and Working Capital for the purposes of the Price Adjustment shall not be considered an indemnifiable Loss for the purposes of this Agreement.

10.2.1.       Percentage of the Obligation to Indemnify. The Parties hereby agree that, strictly regarding the Indemnity Events provided for in Section 10.2(b) (exclusively in relation to the Operating Representations and Warranties) and

Section 10.2(c), the indemnity obligations of Sellers are undertaken before Buyer according to the Equity Interest of each Seller on the Closing Date, without joint and several liability with each other. For the other Indemnity Events, each Seller shall be individually responsible for indemnifying Buyer to the extent of the Loss attributable thereto.

10.2.2.       Pro rata Temporis Obligation. In the event that there is any Loss that has a continuing triggering event, started before the respective Closing Date and extended to the period after such date, then the indemnity due (Loss) shall be proportional to the period terminated on the Closing Date.

10.3   Time Limit. The obligation to indemnify Sellers set forth in this Chapter shall be valid only in relation to the Losses that are notified by the Buyer Indemnified Parties to Sellers within the period of (i) six (6) years from the Closing Date, for matters of a tax nature; and (ii) [**] ([**]) years from the respective Closing Date for other matters related to a Loss. For clarification purposes, if a Third-Party Claim and/or Direct Claim is notified before the expiration of the respective applicable indemnity period, the respective indemnity obligation shall survive until such Third-Party Claim Party and/or Direct Claim is definitively settled.

10.4   Supervening Amounts. If the Company receives any Supervening Amounts, the sum of the Supervening Amount (“Supervening Amount Credit”) shall be paid by the Company to Sellers, according to the Equity Interest, within [**] ([**]) Business Days from the respective calculation of the Supervening Amount Credit (i.e. receipt of the Cash amount, offsetting or acknowledgment of the accounting effect of the economic benefit in the Company’s balance sheets in accordance with the BR GAAP). Supervening Amount Credit shall be regarded as any court deposits existing on the Closing Date which subsequently inure to the benefit of the Company.

10.4.1.       The Supervening Amount Credit may be used to offset any Losses, provided that, if Sellers owe to the Buyer Indemnified Parties any amounts by virtue of Losses determined as provided in this Chapter, such amount shall be first deducted from such Supervening Amount Credit, and then, only after such deduction, the balance of the Loss at issue shall be added to the Basket or the Reduced Basket, as the case may be.

10.4.2.       Supervening Amounts Balance. On each Closing Date anniversary and provided that it is requested by either Seller [**] ([**]) days in advance, Buyer shall cause the Company to determine and notify all Sellers of any positive Supervening Amount Credit balance that has not been offset against Losses in a given period

(“Supervening Amount Balance”) (i.e., the amount of Supervening Amount Credit that exceeds the amount of indemnifiable Losses in a given period of time) (“Supervening Amounts Monitoring Notice”). The Supervening Amounts Monitoring Notice shall contain a report and support documentation justifying the amounts of Indemnifiable Losses and Supervening Amount Credits.

10.4.3.       Upon receipt of the Supervening Amounts Monitoring Notice, Sellers will have [**] ([**]) days to answer in writing and with due justification whether or not they agree with the calculations provided in such notice. In case they disagree, (i) the portion of the undisputed Supervening Amounts Balance already accepted by the Parties, if any, shall be paid within [**] ([**]) Business Days; and (ii) outstanding Supervening Amounts and/or those under dispute shall be settled according to the dispute settlement mechanism set forth in Chapter 16 of this Agreement.

10.5   Indemnity Amount Reduction. The amount to be indemnified by the Indemnifying Party shall be reduced by the amount: (i) of any insurance actually received in relation to such Loss; (ii) from any indemnity, payment, contribution, reimbursement or compensation received from any third party in connection with such Loss; and (iii) deposited in court or in an escrow account, including the Escrow Account, in relation to such Loss.

10.6   De Minimis. Sellers shall not be required to indemnify Buyer Indemnified Parties if (a) each Loss individually considered has an amount involved of less than [**] Reais (R$[**]); or (b) a group or series of related Losses arising from Claims of the same nature within a period of twelve (12) months, has an amount involved of less than [**] Reais (R$[**]) (“De Minimis”).

10.7   Loss Basket. Additionally to the limitations and restrictions set forth in this Chapter 10, the liability of Sellers for Losses arising from Indemnity Events may only be triggered or demanded by Buyer once the aggregate amount of Losses sustained, incurred or disbursed until then by the Buyer Indemnified Parties and payable by Sellers has reached, in the aggregate, an amount equal to or greater than [**] (“Basket”). In order to check whether or not the amount of the Basket has been achieved, no Loss below the De Minimis shall be considered.

10.7.1.       Annual Follow-up. On each Closing Date anniversary and provided that it is requested by any Seller [**] ([**]) days in advance, Buyer shall determine and notify Sellers of the amount so far accumulated in the Basket (“Accumulated Losses Amount”) (i.e., the amount of accumulated Losses in the Basket in a given period of time) (“Losses Monitoring Notice”). The Losses Monitoring Notice shall contain a report and support documentation justifying the amounts of accumulated Losses in the Basket.

10.7.2.       Upon receipt of the Losses Monitoring Notice, Sellers shall have [**] ([**]) days to answer in writing and with due justification whether or not they agree with the calculations provided in such notice. In case they disagree, the Accumulated Losses Amount outstanding and/or being disputed shall be settled according to the dispute settlement mechanism set forth in Chapter 16 of this Agreement.

10.7.3.       Expiration of the Basket Term. In case on the fifth (5th) anniversary of the Closing Date the Basket limit set forth in Section 10.7 is achieved, the entire amount accumulated in the Basket so far shall be paid by the Sellers to Buyer (regardless of the accumulated amount) as set forth in Section 10.7.4.

10.7.4.       Payment. Once the amount of the Basket has been reached or the deadline set out in Section 10.7.3, whichever occurs first, the Sellers shall pay Buyer the amount accumulated in the Basket (“Basket Payment”). For such, Buyer shall notify the Sellers so that, within [**] ([**]) Business Days, the respective payment is made.

10.8   Recurring Basket. Once the Basket Payment has been made, the liability of Sellers for Losses arising from Indemnity Events may only be again triggered or demanded by Buyer once the aggregate amount of Losses sustained, incurred or disbursed by the Buyer Indemnified Parties and payable by Sellers reaches, in the aggregate, an amount equal to or greater than [**] Reais (R$[**]) (“Recurring Basket”).

10.8.1.       Annual Monitoring. At each Basket Payment anniversary, the Parties shall repeat the procedure set forth in Sections 10.7.1, 10.7.2 and 10.7.4, mutatis mutandi.

10.8.2.       Expiration of the Recurring Basket Term. In case on the first (1st) Basket Payment anniversary the amount of the Recurring Basket has not yet been reached, the entire amount of Losses accumulated in the Recurring Basket until then shall be paid by the Sellers to Buyer (regardless of the accumulated amount) as set forth in Section 10.7.4.

10.9   Subsequent Recurring Baskets. Once the Recurring Basket amount set forth in Section 10.8 is reached, or the term set forth in Section 10.8.2 is reached, whichever occurs first (“Reduced Basket Payment”), the liability of Sellers for Losses arising from Indemnity Events may only be triggered or demanded by Buyer again when the aggregate amount of Losses actually incurred by the Buyer

Indemnified Parties and due by Sellers again reaches, in the aggregate, an amount equal to or greater than the Recurring Basket.

10.9.1.       Annual Monitoring. At each Recurring Basket Payment anniversary, the Parties shall repeat the procedure set forth in Sections 10.7.1 through 10.7.4, mutatis mutandi.

10.9.2.       Expiration of the Recurring Basket Term. In case on the first (1st) Recurring Basket Payment anniversary the amount of the subsequent Recurring Basket has not yet been reached, the entire amount of Losses accumulated therein until then shall be paid by the Sellers to Buyer (regardless of the accumulated amount) as set forth in Section 10.7.4.

10.9.3.       Repetition of the Procedure. The procedure set out in Section 10.9 and following sections shall be repeated until the Indemnity Aggregate Maximum Limit is reached.

10.10 Indemnity Aggregate Maximum Limit. The responsibility of Sellers to indemnify the Buyer Indemnified Parties, in the aggregate, in respect of Losses arising from the Indemnity Events shall be limited to the aggregate maximum limit of [**] Reais (R$[**]) (“Indemnity Aggregate Maximum Limit”), except in relation to Losses arising from falsehood or inaccuracy of any Main Representations and Warranties of the Sellers, which shall be limited to the aggregate maximum limit equal to the Purchase Price actually received by Seller whose fact, action or inaction has given rise to the falsehood or inaccuracy of such Main Representation and Warranty.

10.11 Buyer’s Obligation to Indemnify. Subject to the terms and conditions of this Chapter 10, from each Closing Date, Buyer shall indemnify and hold the Sellers Indemnified Parties harmless for any Losses arising from:

(a)       breach of any obligations undertaken by Buyer in this Agreement; and

(b)       inaccuracy or violation of any representation and warranty provided by Buyer in Chapter 9 of this Agreement.

10.12 No Double Compensation. A Party shall not be entitled to compensation or to obtain payment or reimbursement from the other Party as compensation more than once in relation to the same situation, fact, event or Loss.

10.13.       Tax Effects. Any amount to be paid as indemnity, pursuant to this Chapter 10,

shall have a neutral tax effect for the Indemnified Party, and shall be increased, as the case may be, in order to achieve such neutral tax effect. For the avoidance of doubt, the deductibility of a given Loss shall also be considered to the extent that it is actually deducted in the period in which said Loss is incurred.

11.      INDEMNITY PROCEDURE

Third-Party Claim Indemnity Procedure. In case any Indemnified Party receives notice of any Claim filed by a third party (“Third Party Claim”) that the Indemnifying Party is or may be required to indemnify under this Agreement, the Indemnified Party shall provide the Indemnifying Party with written notice (“Third Party Claim Notice”), before the expiration of one third (1/3) of the period available for defense or within [**] ([**]) Business Days, whichever is greater, provided that inaction or delay of the Indemnified Party to notify the Indemnifying Party within the period set forth herein shall not release the Indemnifying Party from paying the respective Loss, unless such inaction or delay in providing the Third Party Claim Notice demonstrably deprives it from its right to defend itself in case of a Third-Party Claim.

11.1.1.       Reply to the Notice. Upon receipt of a Third Party Claim Notice, the Indemnifying Party shall answer the Third Party Claim Notice before the expiration of two thirds (2/3) of the period to submit such defense, informing whether the Indemnifying Party:

(a)       does not agree that the Third Party Claim shall be indemnified by the Indemnifying Party, at which time the Parties may initiate the dispute settlement procedures provided for in Chapter 16 of this Agreement; or

(b)       agrees that the Third Party Claim shall be indemnified by the Indemnifying Party, at which time the Indemnifying Party shall inform its intention to (i) bear in full (or in part) the amount involved in the Third Party Claim; and/or (ii) submit defense to the Third Party Claim, in which case the Indemnifying Party shall be fully responsible for defining the defense strategy, as well as for engaging legal counsel of its choice to defend the Third Party Claim.

11.1.2.       Defense of the Third Party Claim. In case the Indemnifying Party answers the Third Party Claim Notice stating its intention to submit the respective defense, the Indemnified Party shall grant powers of attorney to the counsel retained to defend such Third Party Claim, and also provide all information and documents that it has had access to, as requested by the Indemnifying Party to help prepare such defense.

11.1.3.       Continued Third Party Claim. In case any Third Party Claim is filed the subject-matter, motion or cause of action of which simultaneously encompasses a period before and after the Closing Date, such Third Party Claim shall be conducted by the Party that has the greatest financial exposure to the Claim, and the costs thereby shall be proportionally borne by the Parties.

11.1.4.       Agreements. One Party may not enter into any agreement or transaction involving any Third Party Claim without the other Party’s prior, specific written consent, as applicable. Failure to approve an agreement or transaction by a Party may only occur for a reasonably justified reason and if such agreement involves, for either Party: (i) disbursement of an amount equal to or in excess of [**] Reais (R$[**]); (ii) acknowledgment of fault or admission of violation of the law; (iii) positive or negative covenants; as well as (iv) agreements or transactions that do not contemplate a broad, irrevocable discharge from the other party.

11.1.5.       Voluntary Reporting. Sellers shall not be liable for any Losses arising from or relating to any voluntary reporting, admission or similar act or with the same effect presented by Buyer or the Company without the prior, express consent of Sellers.

11.1.6.       Participation in Payment in Installment Programs. In case the Indemnifying Party identifies any opportunity to include any (potential or effective) Loss or Claim that is indemnifiable in tax amnesty, installment or remission tax programs, including, without limitation, regular payment in installments, REFIS, PAES and PAEX, and any other similar plan (“Tax Programs”), the Indemnifying Party may, upon written notice, request authorization from Buyer for the Company to participate in such Tax Programs, provided that such authorization may not be unreasonably denied by Buyer. Except in the event that Buyer denies authorization to adhere to Tax Programs due to conflict with the defended legal theory and in the interest of the Company independently, in which case the limitation provided for in this Section 11.1.6 shall not apply, in case the aforementioned authorization is not granted, the liability of the Indemnifying Party to indemnify the Indemnified Party shall be limited to the Losses that shall/would be due by the Indemnifying Party in case there had been adherence to the Tax Programs relating to indemnifiable debts under this Agreement, and which shall be regarded as Losses for all purposes of this Agreement, subject to the provisions of Section 10.10.

11.1.6.1.       The Indemnified Party may not make any inclusion of any (potential or effective) Losses under this Agreement pursuant to a Tax Program without the prior written authorization of the Indemnifying Party responsible for such payments, under penalty that the Indemnifying Party shall be definitively released from any duty to indemnify the Indemnified Party in respect of such Losses.

11.2.  Direct Claim Indemnification Procedures. In addition to the Indemnifying Party’s obligation to indemnify Losses arising from a Third Party Claim, the Indemnifying Party shall also be responsible for the payment, indemnification, reimbursement and for holding the Indemnified Party harmless from any Losses that constitute Indemnity Events, but which are not the subject of a Third Party Claim (“Direct Claim”). In order to initiate a Direct Claim, the Indemnified Party shall provide the Indemnifying Party with written notice stating the Losses and the causing event, together with all related documents and materials (“Direct Claim Notice”).

11.2.1.       Reply to the Notice. The Indemnifying Party shall answer the Direct Claim Notice within [**] ([**]) days from the date of receipt thereof, informing whether the Indemnifying Party:

(a)       does not agree with the Direct Claim or the amount provided in the Direct Claim Notice, at which time the Parties may initiate the dispute resolution procedures provided for in Chapter 16 of this Agreement; or

(b)       agrees with the Direct Claim, at which time the Indemnifying Party shall bear the amount of the respective Loss pursuant to this Agreement.

11.2.2.       Failure or delay to answer the Direct Claim Notice In case the Indemnifying Party fails to provide an answer to the Direct Claim Notice in accordance with the terms set forth above, the Indemnifying Party shall be deemed not to agree with the Direct Claim, at which time the Parties may initiate the dispute settlement procedures provided for in Chapter 16 of this Agreement.

11.3.  Loss Characterization. The Parties hereby acknowledge and agree that Losses shall only be considered suffered, incurred or disbursed on the date on which the first of the following events occurs: (i) actual financial disbursement of such Loss by the Indemnified Party; or (ii) the maturity of the payment obligation or the obligation to perform or deliver, as determined by an arbitral award or administrative order or final and unappealable court decision regarding the Loss.

12.     ADJUSTMENT FOR INFLATION AND DEFAULT INTEREST

12.1.  Adjustment for Inflation and Default Interest The Parties agree that, unless expressly provided otherwise in this Agreement, all overdue amounts due by one Party to the other shall be subject to adjustment for inflation according to the variation of the IPCA index for the period and interest of one percent (1%) per month, from the date on which the amount should have been paid by one Party to the other Party.

13.     OTHER PRE- AND POST-CLOSING OBLIGATIONS

13.1.  Conduct of the Company Business. [**] and the Company, from the date hereof to the Closing Date, hereby undertake, for themselves and their Affiliates, except as provided in this Agreement: (i) to conduct the Company Business within the Normal Course of Business, and not undertake or allow any commitment or obligation to be undertaken outside the Normal Course of Business; (ii) not to discharge debts with its Centers in an amount in excess of [**] Reais (R$[**])); (iii) not to issue, provide bonuses, repay, encumber or transfer the Quotas or any other securities issued by the Company, except for any transfers of the Quotas between the Sellers; (iv) not to carry out any transaction involving the Company for transformation, merger, incorporation, spin-off, corporate reorganization or purchase or sale of shares or assets and investment in any Person or business (except for the Spin-off and Sale of Excluded Assets); (v) not to negotiate or enter into consent decrees – TACs; (vi) not to engage in any obligation that restricts the Company’s ability to compete in a certain activity or territory; (vii) not to amend the Company’s Articles of Association, except for those necessary to formalize any transfers of Quotas between the Sellers; and (viii) not to create new or amend current Related Party Transactions, except with the prior consent of Buyer, provided further that such consent shall not be unreasonably withheld, and provided further that the Sellers shall be allowed to cause the Company to (a) terminate any Related Party Transactions; (b) make any distribution of dividends (or interest on equity) or capitalization in relation to the results achieved up to the Closing Date, up to the limit of the Minimum Cash; (c) perform the Sale of Excluded Assets; and (d) approve and implement the Spin-off.

13.2.       Excluded Assets. Exhibit 13.2 provides a list of assets, properties or rights that shall be sold, assigned and transferred by the Company to any Seller (or an Affiliate of a Seller), at book value, in the period between the date hereof and the Closing Date (“Excluded Assets Sale”). Buyer hereby represents to be aware of and expressly approves the performance of the Excluded Assets Sale, provided that such Excluded Assets Sale shall not give rise to any reduction, modification or change in the Purchase Price, the Net Indebtedness or Working Capital of the Company. [**] and the Company

represent and warrant that, except for the rural properties listed in Exhibit 13.2(a), (i) none of the assets that will be segregated within the context of the Excluded Assets Sale, in whole or in part, are used in the activities relating to the Business carried out by the Company in the Normal Course of Business, and (ii) the Excluded Assets Sale shall be carried out in compliance with the applicable Laws.

13.3.       Communication Plan. Exhibit 13.3 contains the wording of the press release to be disclosed on the date hereof by Guarantor. Except for the provisions of Exhibit 13.3, no communication regarding this Agreement or the transactions agreed upon herein may be made to Third Parties without the prior, express written consent of the other Party.

13.4.  Replacement of Sellers’ Guarantees. Buyer shall, within [**] ([**]) days from the Closing Date, replace the guarantees listed in Exhibit 13.4 that have been provided by either Seller or their Related Parties to obligations, debts or liabilities of the Company.

13.4.1.       Except in relation to the guarantees provided by Sellers listed in items 1 to 13 of Exhibit 13.4 (Lease Agreements), in which event no counter guarantee shall be provided by Buyer, in case the respective creditor refuses to accept the replacement of the guarantee at issue, Buyer hereby undertakes to provide such Seller (or its Related Party) with a counter guarantee in the respective amount that ensure immediate full compensation for any Loss suffered as a result of the execution of the guarantee.

13.4.2.       In any case, the Parties agree that Buyer shall keep Sellers and their Related Parties harmless and duly indemnified from and for any Losses incurred thereby at any time after the Closing Date in respect of such guarantees provided to the Company, in case they are in any way enforced against either Seller or their respective Related Parties.

13.5.  No Competition. [**] hereby undertakes, individually and jointly, for a period of [**] from the Closing Date, not to get involved, directly or indirectly, by themselves or by means of a representative, in the following activities within the Territory, except in the name of the Company (“Non-Competition Obligation”):

(i)       perform or engage in any business or activity similar to the Business; and

(ii)      hold an interest in, manage, control, assist or participate in, as an officer, shareholder, member or consultant, in any company that competes with the Company in the Business.

13.5.1.       As consideration for the Non-Competition Obligation, Buyer shall pay, on the Closing Date, the aggregate amount of [**] Reais (R$[**]) to [**], in the proportion provided for in Exhibit 13.5.1 (“Non-Competition Obligation Consideration”). The Parties acknowledge that the Non-Competition Obligation is a critical element of this Agreement, and the Non-Competition Obligation Consideration attributable to [**] is acknowledged by such Sellers as reasonable and sufficient.

13.5.2.       Any failure to comply with the Non-Competition Obligation shall give rise to the duty of the respective violating Seller to pay Buyer a compensatory penalty corresponding to [**] Reais (R$[**]), adjusted for inflation according to the variation of the IPCA index from the date of execution of this Agreement, without prejudice to Buyer’s right to take all actions it deems necessary to immediately cease the practice that violates the Non-Competition Obligation. The compensatory penalty provided for herein shall be paid within [**] ([**]) Business Days from the end of the Remedy Term (as defined below) and shall be limited to the amount of the Non-Competition Obligation Consideration received by [**] at issue.

13.5.3.       For the avoidance of doubt, it is hereby agreed that the penalty provided for in this Chapter shall only be imposed after expiration of a [**] ([**]) day remedy term from receipt by the Sellers Representative of notice from Buyer informing of the violation of the Non-Competition Obligation (“Remedy Term”).

13.5.4.       The payment of the above penalty shall not release the respective Seller from complying with and observing the Non-Competition Obligation provided for in this Chapter.

13.5.5.       For the avoidance of doubt, Buyer and the other Sellers acknowledge and agree that the rights and obligations set forth in this Section 13.5 are applicable only to [**].

13.5.6.       Buyer acknowledges that the following shall not be considered as violations of the non-competition obligations set forth in this Section 13.5: (i) the equity interest held by [**] in the company [**], a corporation enrolled with the National Corporate Taxpayer Register (CNPJ/MF) under No. [**], or in any company of the [**] aimed solely and exclusively at open courses, including companies that may be organized to provide only and exclusively open courses aimed at children, adolescents, young people and adults and that may be created under the [**] brand model, platform or brand; and (ii) the current dealings of [**] for the provision of advisory to other Sellers or companies Controlled by relatives of the other Sellers, for a period of [**] from the date hereof, in [**] programs provided by other higher education institutions currently maintained or managed thereby.

13.5.7.       Keeping Transactions with Related Parties. Buyer hereby undertakes to keep and comply with (and cause the Company to keep and comply with) the Related Party Transactions listed in Exhibit 13.5.7 for the respective terms set forth in Exhibit 13.5.7 (or, in the case of scholarships, until the end of the period formalized with the respective students). Sellers represent that the percentages and terms of the scholarships set out in item 16 of Exhibit 13.5.7 are those currently in force, as formalized with such students.

13.6.  Spin-off. Buyer acknowledges and authorizes that, by the Closing Date, the Company shall carry out a partial spin-off of its equity, by transferring the spun off portion formed by the real property described in Exhibit 13.6 to a Company Related Party (“Spin-off”), as approved by the shareholders of the Company and the respective Related Party at issue. Buyer is hereby authorized to take all necessary actions to make the Spin-off effective.

13.8.       Commitment to Cooperate. Buyer hereby undertakes to cooperate and perform (and cause the Company, after the Closing, to cooperate and perform) all reasonably necessary acts (including the submission of documents, requests or information to Government Authorities) to make the Spin-off effective. The Spin-off shall be performed in accordance with the applicable laws.

13.9.       Guarantor. Guarantor hereby agrees to be bound by this agreement, becoming guarantor and jointly and severally liable, without any benefits of privilege, with Buyer, for (i) any payments due by Buyer under this Agreement; and for (ii) the performance of any obligations of Buyer under this Agreement. Guarantor shall remain as guarantor until all obligations to pay assumed by Buyer, including any fines, penalties, charges, interest and monetary restatement, are fully paid, and undertakes to comply with such obligations in the event of total or partial default by Buyer - and to spontaneously list – if necessary – assets of Buyer in an amount sufficient to settle the obligations of Buyer, without prejudice to the obligations assumed by Guarantor as guarantor.

13.10.       Guarantee. In order to ensure full performance of Buyer’s obligation to pay the

Term Installment, Guarantor hereby irrevocably and irreversibly undertakes to pay, as guarantor and principal payor, an amount equivalent to the total outstanding amount then due. Guarantor hereby expressly waives the benefits provided for in articles 366, 824, 827, 834, 835, 837, 838 and 839 of the Civil Code and in article 794 of the Code of Civil Procedure.

13.11.       Access to Information. As of the date hereof and until the Closing Date, Sellers and the Company undertake, upon Buyer’s reasonable request, to provide any and all necessary information, and to fully cooperate throughout the entire process, in order to enable the conduction and completion of any external audit at Buyer and/or Guarantor, in accordance with the US generally accepted accounting practices (USGAAP), as may be necessary to finance the Transaction. The Parties represent and acknowledge that the purpose of this obligation is solely to enable the consummation of the Transaction, so that Buyer will request the information and access the Company’s employees pursuant to this Section only to the extent strictly necessary for the consummation of the Transaction, and any and all exchange of information and documents shall be in compliance with the applicable Law.

14.     CONFIDENTIALITY

14.1.  Confidentiality. From the date hereof and for a period of five (5) years from the Closing Date or from the termination of this Agreement, as the case may be, all parties to this Agreement undertake, by themselves and on behalf of their partners, shareholders, affiliates, controlled companies, controlling companies or companies under common control, managers, employees, collaborators and financial and legal advisors, to keep secret, in all respects, the terms of this Agreement and the Transaction (and any contracts, instruments or agreements entered into, jointly or separately, between themselves or with third parties, involving the parties to this Agreement or any of their Related Parties or Affiliates) and their negotiation, as well as in relation to documents, data, studies and information obtained from each other in relation to the parties to this Agreement (and their Affiliates and Related Parties), whether it is written, oral, electronic or other information, and not to disclose it to any third party (“Confidential Information”), however privileged it may be, as well as not to use such Confidential Information except for the purposes of this Agreement (“Confidentiality Obligation”).

14.1.1.       None of the following acts shall be deemed a breach of the Confidentiality Obligation: (i) disclosure duly authorized, in advance and in writing, by the Party holding the Confidential Information; (ii) disclosure of information related to the Agreement that was previously already in the public domain; and (iii) disclosure of information as required by Law or court order or administrative order issued by Governmental Authority against which the Confidentiality Obligation may not be invoked, provided that the disclosure of Confidential Information under this Chapter shall only be made to the extent strictly necessary.

14.1.2.       Unless otherwise authorized in writing by the other Party, the Parties hereby undertake to (i) unless required by law or by court order or administrative order issued by Governmental Authority, keep confidential and not disclose or reveal Confidential Information to any third party, except to their representatives who are actively and directly participating in the actions set out in this Agreement, or who otherwise need to know the Confidential Information; (ii) cause their representatives who have access to Confidential Information to comply, in any and all cases, with the Confidentiality Obligation, and such Party shall be jointly and severally liable with such representatives for non-compliance with the provisions of this Chapter by such representatives; and (iii) not use Confidential Information for any purpose other than those related to the duties and obligations provided for in this Agreement.

14.2.  Breach of Confidentiality Obligation. If any of the parties to this Agreement fails to perform the obligations set forth in this Chapter, the breaching Party shall pay the non-breaching Party a non-compensatory fine in the amount of [**] Reais (R$[**]), monetarily adjusted based on the variation of the Extended Consumer Price Index (IPCA) from the date hereof to the date of actual payment of the overdue amount, without prejudice to the non-breaching Party’s right to require the immediate cessation of the breach of the confidentiality obligations under this Chapter, as well as compensation for damages, to be paid by the breaching party.

14.2.1.       The payment of the aforementioned fine does not release the Party, its Related Parties and/or its Affiliates from performance and compliance with the Confidentiality Obligation provided for in this Chapter.

15.     NOTICES

15.1.       Notices. All communications, agreements, waivers and other notices to be made by the Parties or by the Company under this Agreement shall be in writing and delivered by registered letter, courier, by hand or sent by email, in any case, upon confirmation of delivery or receipt, as the case may be, to the addresses informed below:

(a)       If to Sellers (and, until the Closing Date, to the Company):

Att.: [**]

Address: [**]

Email: [**]

With copy to (which shall not constitute notice for the purposes of this Section):

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados

Att.: Pedro Whitaker de Souza Dias, and Luciana Pietro Lorenzo

Address: Alameda Joaquim Eugênio de Lima, No. 447, Postal Code 01403-000, São Paulo – SP

Email: pdias@mattosfilho.com.br and luciana.lorenzo@mattosfilho.com.br

(b)       If to [**], [**], [**] and/or [**]:

Att.: [**]

Address: [**]

Email: [**]

With copy to (which shall not constitute notice for the purposes of this Section):

Huck Otranto Camargo Advogados

Att.: Estela Lemos Monteiro Soares de Camargo, and Ana Carolina Barbuio Affonso

Address: Av. Brg. Faria Lima, No. 1744, São Paulo - SP, Postal Code 01451-001

Email: estela.camargo@lhoc.com.br and anacarolina.barbuio@lhoc.com.br

(c)       If to [**]:

Address: [**]

Email: [**]

With copy to (which shall not constitute notice for the purposes of this Section):

Vieira Rezende Advogados

Att.: Ricardo C. Ariani Filho

Address: Av. Brg. Faria Lima, No. 3.355, 24th floor, São Paulo - SP, Postal Code 01451-001

Email: rariani@vieirarezende.com.br

(d)       If to Buyer (and, as from the Closing Date, to the Company):

Att.: Pedro Graça

Address: Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, 88032-005, Florianópolis, Santa Catarina

Email: pedro.graca@uniasselvi.com.br

Att.: Carlos Freitas

Address: Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor, 88032-005, Florianópolis, Santa Catarina

Email: carlos.freitas@vitru.com.br; juridicosocietario@vitru.com.br

With copy to (which shall not constitute notice for the purposes of this Section):

Lefosse Advogados

Att.: Luiz Octavio Lopes / Lígia Padovani

Address: Rua Tabapuã, No. 1.227, 14th floor, Itaim Bibi, São Paulo – SP, Postal Code 04533-014

Email: luiz.lopes@lefosse.com; ligia.padovani@lefosse.com

15.1.2.       Receipt. The notices delivered in accordance with this Section 15.1 shall be deemed effectively given: (i) on the date they are delivered, if delivered personally; or (ii) on the date they are received, if sent by mail, email or courier service.

15.1.3.       Amendments. Any of the Parties hereto or the Company may change the address to which the notices shall be sent upon written notice to the other parties.

15.1.4.       Sellers’ Representative. (i) [**] hereby informs that he will be his own representative for the purposes of this Section; (ii) Sellers [**], [**], [**] and [**] hereby appoint [**] as their representative and attorney-in-fact; and (iii) all other Sellers (i.e., all Sellers except those mentioned in (i) and (ii) above), hereby appoint [**] as their respective representative and attorney-in-fact (“Sellers’ Representative”). Sellers grant their respective aforementioned appointed Representatives broad powers to represent the Sellers in any of the matters provided for in this Agreement before Buyer, the Company or Guarantor.

15.1.4.1.       Any notice given on behalf of a Seller by any Person other than the respective Seller’s Representative named above (even if such Person is a Seller) shall be ineffective against Buyer, the Company or any Buyer’s Indemnified Parties.

15.1.4.2.       Sellers shall be responsible for their own procedure for defining the content of their representatives’ positioning, so that any defect or failure in such procedures shall not be enforceable against Buyer.

15.1.4.3.       Each Seller’s Representative shall only speak on matters that impact the respective Sellers represented by him/her, and any notices that exceed this attribution shall be disregarded for the purposes of this Agreement. If, at any time, more than one notice is sent by different Sellers’ Representatives concerning the same matter (or in response to the same notice from Buyer, the Company or Guarantor) and whose content or conclusion is contradictory, the notice sent by the Sellers’ Representative appointed by Sellers holding the greater portion of the Equity Interest shall prevail (i.e., majority prevalence). The rules of prevalence between notices based on majority supersede any chronological order in which the notices are sent.

16.     APPLICABLE LAW AND DISPUTE RESOLUTION

16.1.  Governing Law. This Agreement shall be governed by and construed according to the laws of the Federative Republic of Brazil.

16.2.  Dispute Resolution. The Parties, the Company and/or Guarantor of this Agreement (“Parties Involved”) shall use their best efforts to resolve any controversy, litigation, question, doubt or divergence of any nature related directly or indirectly to this Agreement, including its existence, validity, effectiveness, interpretation, compliance and/or termination, between any of the Parties Involved, including their successors in any capacity (“Dispute”). For this purpose, any Party Involved may notify the other of its intent to initiate the procedure contemplated by this Section, whereupon the Parties Involved shall attempt to resolve such Dispute amicably and in good faith (“Dispute Notice”).

16.3.       Arbitration.

16.3.1.       Unless otherwise provided for in this Agreement, if the Parties Involved do not find a solution within a maximum period of [**] ([**]) days after the delivery of the Dispute Notice from one Party to the other, or if it is not possible to obtain an amicable solution at any time before that, then the Dispute shall be submitted to arbitration to be conducted and administered by Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (“Chamber”). The Parties Involved agree that their obligation to settle any Disputes amicably is an obligation based on best efforts that does not preclude the immediate commencement of arbitration. Any controversy related to the commencement of the arbitration shall be resolved on a final and binding basis by the Arbitral Tribunal according to this Section.

16.3.2.       The arbitration shall be carried out according to the procedural rules of the Chamber in force at the time of the filing of the arbitration request (“Regulations”) and pursuant to Law No. 9.307/96.

16.3.3.        The arbitration shall be conducted by an arbitral tribunal consisting of three arbitrators (“Arbitral Tribunal”), and the claimant(s), on the one hand, shall appoint one arbitrator, and the respondent(s), on the other hand, shall appoint a second arbitrator, who, by mutual agreement, shall appoint the third arbitrator, who shall act as president of the Arbitral Tribunal pursuant to the Regulations. If there is more than one claimant and/or more than one respondent, the claimants and/or respondents shall jointly appoint their respective arbitrator. In the event that any of the three arbitrators is not appointed within the period of time provided for in the Regulations, the Chamber shall appoint him(them) according to the Regulations. Any and all controversies as to the appointment of the arbitrators by the Parties Involved and to the appointment of the third arbitrator shall be resolved by the Chamber. The Parties, by mutual agreement, shall not apply the provisions of the Regulations that limit the selection of the co-arbitrator or the president of the arbitral tribunal to the list of arbitrators of the Chamber.

16.3.3.1.       In the event of arbitrations involving three (3) or more parties in which they do not join as groups of claimants and/or respondents, all parties to the arbitration shall jointly appoint two (2) co-arbitrators within [**] ([**]) days from the receipt by the parties to the arbitration of the notice of the Chamber in this regard. The president of the arbitral tribunal shall be chosen by the two (2) co-arbitrators, in consultation with the parties to the arbitration, within [**] ([**]) from acceptance of the appointment by the latter arbitrator or, if this is not possible for any reason, by the Chamber, according to the Regulations. If the parties to the arbitration do not appoint the two (2) co-arbitrators, all members of the arbitral tribunal shall be appointed by the Chamber, in accordance with the Regulations, which shall appoint one of them to be the president of the arbitral tribunal.

16.3.4.       The seat of the arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitration award shall be rendered, and the Arbitral Tribunal may, on reasonable grounds, designate other locations for the performance of specific acts.

16.3.5.       The arbitration shall be conducted in the Portuguese language. The arbitration clause shall be governed by the Brazilian law. The Arbitral Tribunal shall judge the whole dispute, including as to its merits, in accordance with the applicable Brazilian law, and the arbitrators may not to decide ex aequo et bono.

16.3.6.       The arbitration will be confidential and may only be disclosed to the Arbitral Tribunal, the parties to the arbitration, their lawyers and the persons necessary for the proper conduct and outcome of the arbitration. The Parties shall not disclose (and will not allow the disclosure of) the existence of the arbitration, the Dispute, any information that may come to their knowledge and any documents presented in the arbitration, which are not otherwise known to the public, any evidences and materials produced during the arbitration, and any awards rendered in the arbitration, except if and to the extent that (i) the disclosure of such information is required by law; (ii) the disclosure of such information is required by a governmental authority or determined by the Judiciary; (iii) such information is made public by any means other than by disclosure by the Parties or their affiliates; or (iv) the disclosure of such information is necessary for one of the Parties to appeal to the Judiciary in the cases provided for in Law No. 9.307/96. Any and all disputes related to the confidentiality obligation will be settled by the Arbitral Tribunal in a final and binding manner.

16.3.7.       Each of the Parties Involved shall bear the costs and expenses incurred by it during the course of the arbitration, and the Parties Involved shall apportion the costs and expenses which cannot be attributed to merely one of them. The Arbitral Tribunal shall charge the non-prevailing party or both parties, in the proportion to which their claims are not granted, with the final responsibility to bear the arbitration cost, including the reimbursement (i) of the fees and other amounts due, paid or reimbursed to the Chamber, (ii) of the professional fees and other amounts due, paid or reimbursed to the arbitrators, (iii) of the professional fees and other amounts due, paid or reimbursed to the experts, translators, interpreters, stenographers and other assistants that may be designated by the Arbitral Tribunal, (iv) the contingency attorneys’ fees determined by the Arbitral Tribunal. The Arbitral Tribunal shall not sentence any of the Parties Involved to pay or reimburse (a) contractual professional fees or any other amount due, paid or reimbursed by the opposing party to their attorneys, technical assistants, translators, interpreters or other assistants, and (b) any other amount due, paid or reimbursed by the opposing party in relation to the arbitration, such as expenses with photocopies, authentications, apostilles, consular certifications and travels.

16.3.8.       The Arbitral Tribunal may grant interlocutory, provisional and permanent reliefs as it deems proper, including those related to the specific performance of the obligations under this Agreement. The arbitration decisions, including awards, shall be final and binding on the Parties Involved and their successors in any way, with no appeal against them, except for requests for correction and clarification to the Arbitral Tribunal as provided for in article 30 of Law No. 9.307/96. Judgment upon the arbitral award may be entered in any court having jurisdiction over the Parties Involved and/or their assets. The Parties expressly exclude the application of the Emergency Arbitrator.

16.3.9.       Prior to the installation of the Arbitral Tribunal, any of the Parties Involved may file a motion to the Judiciary to be granted interlocutory relief in to order to protect or safeguard their rights, provided that any such motion for interlocutory relief will not affect the existence, validity and effectiveness of the arbitration agreement, nor will it be imply a waiver of the requirement to submit the Dispute to arbitration. After installation of the Arbitral Tribunal, the motions for interlocutory relief shall be addressed to the Arbitral Tribunal, which will be responsible for upholding, modifying and/or revoking any reliefs previously granted by the Judiciary.

16.3.10.       Without prejudice to the validity of this arbitration agreement, the Parties hereby elect the Central Courts of the Judicial District of the City of São Paulo, State of São Paulo, Brazil, for the exclusive purpose of: (i) enforcing decisions rendered by the Arbitral Tribunal, including the arbitral award; (ii) obtaining interlocutory or preliminary reliefs prior to the installation of the arbitral tribunal; (iii) action for annulment based on article 32 of Law No. 9.307/96; (iv) the action for commencement of arbitration based on article 7 of Law No. 9.307/96; and (v) settling Disputes that according to the Brazilian Law may not be submitted to arbitration.

17.     MISCELLANEOUS

17.1.     Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement between the Parties regarding the Transaction, and supersedes any and all prior agreements and understandings between them, whether oral or in writing.

17.2.     Irrevocability, Irreversibility and Effectiveness. This Agreement is executed on an irrevocable and irreversible basis, and is binding on the Parties, the Company and their respective successors or permitted assignees in any way. This Agreement shall remain in force until all obligations set forth herein are fulfilled by the Parties and by the Company, as applicable, and there is no pending claim against each other.

17.3.     Agreement Acceptance. The Parties and the Company expressly confirm that they are aware of and participated, on their own account, in the negotiation of all Sections, provisions and conditions of this Agreement and the Transaction, and they agree with all Sections, provisions and conditions of this Agreement and the Transaction, and agree with and accept their share of the rights and obligations set forth herein.

17.4.     Amendments. No amendment to any of the provisions and conditions set forth in this Agreement shall have any effect, unless made in writing and signed by the Parties and the Company.

17.5.     Achievement of Effects. The Parties and Company hereby undertake, in good faith, to sign any and all other documents and to perform any and all other acts that, although not expressly mentioned in this Agreement, are necessary for the full achievement of the legal and economic effects of the Transaction agreed hereunder.

17.6.     Agreement Assignment. Neither Party may assign or transfer, in whole or in part, without the prior and express written authorization of the other Parties, the rights and obligations established in or related to this Agreement, except that Buyer will be authorized to assign the rights and obligations provided for in this Agreement to an Affiliate, but Buyer will remain jointly and severally liable for all obligations assigned.

17.7.     Waiver. No waiver, termination or settlement of this Agreement or any of its terms or provisions shall be binding on any of the Parties or the Company unless confirmed in writing. Forbearance by any Party or the Company with respect to any or continued non-compliance, by the other Party or by the Company, of any obligation under this Agreement shall not be construed, under any circumstances, as a waiver or novation of such rights, and shall not affect the right of the Party or the Company, as applicable, to exercise such rights in the future.

17.8.      Substitution of Provisions. In the event that any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected or impaired in any way and shall remain in full force and effect. The Parties and the Company shall negotiate in good faith the replacement of the null provision - or that has been nullified or deemed illegal or unenforceable - by another valid, legal and enforceable provision that, as much as possible and effectively, maintains the economic effects and other relevant implications of the provision declared void or that has been nullified or is illegal or unenforceable.

17.9     Specific Performance. The Parties and the Company agree that the specific performance of the clear and unequivocal obligations under this Agreement may be claimed, without prejudice to compensation for losses and damages incurred by the claimant as a result of non-performance of such obligations and payment of the fines stipulated in this Agreement and other penalties.

17.9.1.       This document shall operate as an enforceable extrajudicial instrument, pursuant to the Brazilian Code of Civil Procedure.

17.10.       Responsibility for Costs. Unless expressly provided for otherwise in this Agreement, each Party shall bear its own expenses, costs and expenses incurred in the negotiation, preparation and conclusion of this Agreement (including, but not limited to, the respective fees of financial advisors, lawyers, auditors and/or any other consultants), and will be responsible for the payment of its respective Taxes.

17.11.       No Joint Liability. The Parties hereby acknowledge that the obligations of the Sellers under this Agreement are assumed by the Sellers on an individual basis, without any joint liability between them.

In witness whereof, the Parties and the Company execute this Agreement in five (5) counterparts of equal form and content before the two (2) undersigned witnesses.

Maringá, August 23, 2021.

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